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PROSPECTUS SUPPLEMENT
 (To prospectus dated July 13, 1999)

4,000,000 Trust Preferred Securities
PLC Capital Trust IV

7.25% Trust Originated Preferred SecuritiesSM ("TOPrSSM")
(Liquidation Amount $25 per Preferred Security)
Fully And Unconditionally Guaranteed, As Described Herein, By

Protective Life Corporation

The Trust:

        PLC Capital Trust IV is a Delaware business trust that will:

  •
  sell trust preferred securities to the public;
  •
  sell common securities to Protective Life Corporation;
  •
  use the proceeds from these sales to buy an equal principal amount of 7.25% subordinated debentures due 2032, Series E of Protective Life Corporation; and
  •
  distribute the cash payments it receives from Protective Life Corporation on the subordinated debentures to the holders of the trust preferred securities and the common securities.

Quarterly Distributions:

  •
  For each trust preferred security that you own, you will receive cumulative cash distributions, accumulating from September 25, 2002 at an annual rate of 7.25% of the liquidation amount of $25 per trust preferred security, on March 30, June 30, September 30 and December 30 of each year beginning December 30, 2002.
  •
  Protective Life Corporation may defer interest payments on the subordinated debentures on one or more occasions, for up to 20 consecutive quarters. If Protective Life Corporation does defer interest payments on the subordinated debentures, the trust will also defer payment of distributions on the trust preferred securities. However, deferred distributions will themselves accumulate distributions at an annual rate of 7.25%, to the extent permitted by law.

Optional Redemption:

The trust may redeem some or all of the trust preferred securities on or after September 25, 2007 or all of the trust preferred securities at any time upon the occurence of a special event as discussed herein at a redemption price equal to $25 per trust preferred security plus accumulated distributions, if any.

Protective Life Corporation

        Protective Life Corporation will effectively guarantee, fully and unconditionally, the payment by the trust of amounts due on the trust preferred securities as discussed in this prospectus supplement and in the accompanying base prospectus.

        The trust plans to list the trust preferred securities on the New York Stock Exchange under the trading symbol "PL PrA". Trading on the New York Stock Exchange is expected to commence within 30 days after the trust preferred securities are first issued.

        Investing in the trust preferred securities involves certain risks that are described in the "Risk Factors" section beginning on page S-6 of this prospectus supplement.

	Per TOPrS	Total
Public offering price(1)	$25.00	$100,000,000
Underwriting commission to be paid by Protective Life Corporation	$.7875	$3,150,000
Proceeds, before expenses, to PLC Capital Trust IV	$25.00	$100,000,000
  (1)
  Plus accumulated distributions from September 25, 2002, if settlement occurs after that date

        The underwriters may also purchase up to an additional 600,000 trust preferred securities at the public offering price less the underwriting commission until 30 days after the date of this prospectus supplement in order to cover overallotments, if any.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The trust preferred securities will be ready for delivery in book-entry form only through The Depository Trust Company on or about September 25, 2002.

Merrill Lynch & Co.

A.G. Edwards & Sons, Inc.	Morgan Stanley	Wachovia Securities

Morgan Keegan & Company, Inc.                          SunTrust Robinson Humphrey

The date of this prospectus supplement is September 20, 2002.

SM"Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co.

TABLE OF CONTENTS
Prospectus Supplement

Forward-Looking Statements	S-2
Summary Information Q&A	S-3
Risk Factors	S-6
The Company	S-9
PLC Capital Trust IV	S-9
Recent Developments	S-10
Accounting Treatment	S-10
Use of Proceeds	S-10
Capitalization	S-11
Selected Consolidated Financial Data	S-12
Consolidated Earnings Ratios	S-13
Description of Securities	S-14
United States Federal Income Tax Consequences	S-20
Underwriting	S-23
Legal Opinions	S-25
Experts	S-26
Independent Accountants	S-26
Prospectus
What You Should Know About the Prospectus	2
Where You Can Find More Information	3
Incorporation of Information We File With the SEC	3
Forward-Looking Statements	4
Risk Factors	4
Protective Life Corporation	8
The PLC Capital Trusts	8
Use of Proceeds	9
Consolidated Earnings Ratios	9
Description of Debt Securities of Protective	10
Description of Capital Stock of Protective	19
Description of Preferred Stock of Protective	20
Description of Common Stock of Protective	20
Description of Preferred Securities of the PLC Capital Trusts	27
Description of the Preferred Securities Guarantees	28
Effect of Obligations Under the Subordinated Debt Securities and the Preferred Securities Guarantees	31
Description of Stock Purchase Contracts and Stock Purchase Units	32
Plan of Distribution	33
Legal Matters	34
Experts	35

        You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying base prospectus. No one has been authorized to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the trust preferred securities in any jurisdiction where the offer to sell the trust preferred securities is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of those documents only. Protective's business, financial condition, results of operations and prospects may have changed since that date. In this prospectus supplement and the accompanying prospectus, "Protective", "the Company", "we" and "our" refer to Protective Life Corporation.

FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying base prospectus and the information incorporated in such documents by reference include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect Protective's current view with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified in "Risk Factors" beginning on page S-6 as well as those noted in the documents incorporated by reference which could cause actual results to differ materially from historical results or those anticipated. Forward-looking statements can be identified by use of words such as "expect," "estimate," "project," "budget," "forecast," "anticipated," "plan," and similar expressions. You should not place undue reliance on these forward-looking statements, which speak only as of their dates. Protective undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes to projections over time.

SUMMARY INFORMATION Q&A

        This prospectus supplement and the accompanying base prospectus should be read together. This summary highlights selected information from this prospectus supplement and the accompanying base prospectus to help you understand the trust preferred securities. It may not contain all the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying base prospectus to understand fully the terms of the trust preferred securities, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the trust preferred securities. You should pay special attention to the "Risk Factors" section of this prospectus supplement to determine whether an investment in the trust preferred securities is appropriate for you.

Who is Protective Life Corporation?

        Protective is a holding company, whose subsidiaries provide financial services through the production, distribution and administration of insurance and investment products. Protective had revenues of approximately $1.6 billion for the year ended December 31, 2001 and $0.9 billion for the six-month period ended June 30, 2002. As of June 30, 2002, Protective had assets of approximately $21.0 billion. Our principal executive offices are located at 2801 Highway 280 South, Birmingham, Alabama 35223, and our telephone number is (205) 879-9230.

What is the Trust?

        PLC Capital Trust IV is a Delaware statutory trust. The trust will sell its trust preferred securities to the public and its common securities to us. The trust will use the proceeds from these sales to buy 7.25% subordinated debentures due 2032, Series E, from Protective with the same economic terms as the trust preferred securities.

        There will be three trustees of PLC Capital Trust IV. The two regular trustees are employees or officers of Protective Life Corporation. The Wilmington Trust Company will act as the institutional trustee and Delaware trustee of the trust, in each case until removed or replaced by the holder of the common securities.

What are the trust preferred securities?

        Each trust preferred security represents an undivided beneficial ownership interest in the assets of the Trust. Each trust preferred security will entitle the holders to receive quarterly cash distributions as described below. The underwriters are offering trust preferred securities at a public offering price of $25 for each trust preferred security. See "Underwriting" in this prospectus supplement.

What are the trust's assets?

        The trust will hold the subordinated debentures that it purchases from Protective with the proceeds of the sale of the trust preferred securities to the public and the common securities to Protective. Protective will pay interest on the subordinated debentures at the same rate and the same time as the trust makes payments on the trust preferred securities. The trust will use the payments it receives on the subordinated debentures to make the corresponding payments on the trust preferred securities. Protective will guarantee payments made on the trust preferred securities to the extent described below. Both the subordinated debentures and the guarantee will be subordinated to all senior indebtedness of Protective and will rank equally with certain other indebtedness and guarantees of Protective.

When will you receive quarterly distributions and how much will you be paid?

        If you purchase the trust preferred securities, you will be entitled to receive cumulative cash distributions at an annual rate of 7.25% of the liquidation amount of $25 per trust preferred security. Distributions will accumulate from September 25, 2002, and will be paid quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, beginning December 30, 2002, unless they are deferred as described below.

When can payment of your distributions be deferred?

        Protective may, on one or more occasions, defer the quarterly interest payments on the subordinated debentures for up to twenty consecutive quarterly periods unless an event of default under the subordinated debentures has occurred and is continuing. In other words, Protective may declare at its discretion up to a five year interest payment moratorium on the subordinated debentures and may choose to do that on more than one occasion. A deferral of interest payments cannot extend, however, beyond the maturity date of the subordinated debentures, nor can

Protective begin a new interest deferral period until it has paid all accrued interest on the subordinated debentures from the previous interest deferral period.

        If Protective defers interest payments on the subordinated debentures, the trust will also defer distributions on the trust preferred securities. During this deferral period, distributions will continue to accumulate on the trust preferred securities at an annual rate of 7.25%, compounded quarterly (to the extent permitted by law). Once Protective makes all deferred interest payments on the subordinated debentures, with accrued interest, it may again defer interest payments on the subordinated debentures as described above, but not beyond the maturity date of the subordinated debentures.

        During any period in which Protective defers interest payments on the subordinated debentures, Protective will not, with some exceptions, be permitted to:

  •
  pay a dividend or make any other payment or distribution on its capital stock;

  •
  redeem, purchase or make a liquidation payment on any of its capital stock;

  •
  make an interest, principal or premium payment on, or repay, repurchase or redeem, any of its debt securities that rank equally with or junior to the subordinated debentures; or

  •
  make any guarantee payment regarding any of its debt securities, if the guarantee ranks equally with or junior to the subordinated debentures.

        If Protective defers the payment of interest on the subordinated debentures, the subordinated debentures will be treated as being reissued at that time with original issue discount for United States federal income tax purposes. This means that, beginning at the time of deferral, for United States federal income tax purposes you will be required to accrue interest income with respect to the subordinated debentures each year on an economic accrual basis, including during a deferral period, and to include those amounts in your gross income before you receive any cash distributions relating to those interest payments. If you sell your trust preferred securities prior to the record date for the first distribution after a deferral period, you will not receive the cash related to the accrued interest that you reported for tax purposes. See "United States Federal Income Tax Consequences."

When can the trust redeem the trust preferred securities?

        The trust will redeem all of the outstanding trust preferred securities when the subordinated debentures are repaid at maturity on September 25, 2032 or upon early redemption. In addition, if Protective redeems any subordinated debentures before their maturity, the trust will use the cash it receives on the redemption of the subordinated debentures to redeem, on a proportionate basis, the trust preferred securities and the common securities.

        Protective may redeem, before their maturity at 100% of their principal amount plus accrued and unpaid interest:

  •
  all or part of the subordinated debentures on one or more occasions any time on or after September 25, 2007; or

  •
  all but not less than all of the subordinated debentures, if certain changes in tax or investment company laws and regulations occur or will occur within 90 days (each of which is a "special event").

        These circumstances are more fully described below under the caption "Description of Securities—Certain Terms of the Trust Preferred Securities—Redemption and—Special Event Redemption" in this prospectus supplement.

How are the trust preferred securities guaranteed?

        Protective will fully and unconditionally guarantee the payments of all amounts due on the trust preferred securities to the extent the trust has funds available for payment of such distributions.

        We also are obligated to pay most of the expenses and obligations of the trust (other than the trust's obligations to make payments on the trust preferred securities and common securities, which are covered only by the guarantee).

        The guarantee does not cover payments when the trust does not have sufficient funds to make payments on the trust preferred securities. In other words, if Protective does not make a payment on the subordinated debentures, the trust will not have sufficient funds to make payments on the trust preferred securities, and the guarantee will not obligate Protective to make those payments on the trust's behalf. In addition, Protective's obligations under the guarantee are subordinate to its obligations to other creditors to the same extent as the subordinated debentures. For more information, see "Description of the Preferred Securities Guarantees" in the accompanying base prospectus.

When could the subordinated debentures be distributed to you?

        Protective, as sponsor of the trust, has the right to dissolve the trust at any time. If Protective exercises its right to dissolve the trust, or if the trust dissolves because of certain other specified events (such as its bankruptcy), the trust, after satisfying any creditors it has, will distribute the subordinated debentures to holders of the trust preferred securities and the common securities on a proportionate basis.

What happens if the trust is dissolved and the subordinated debentures are not distributed?

        The trust may also be dissolved in circumstances where the subordinated debentures will not be distributed to you. In those situations, after satisfying any of its creditors, the trust will be obligated to pay in cash the liquidation amount of $25 for each trust preferred security plus accumulated distributions to the date such payment is made. The trust will be able to make this distribution of cash only if the subordinated debentures are redeemed by Protective.

Will the trust preferred securities be listed on a stock exchange?

        The trust will apply to have the trust preferred securities listed on the New York Stock Exchange under the trading symbol "PL PrA". If approved for listing, trading is expected to commence within 30 days after the trust preferred securities are first issued. You should be aware that the listing of the trust preferred securities will not necessarily ensure that an active trading market will be available for the trust preferred securities or that you will be able to sell your trust preferred securities at the price you originally paid for them.

        If the trust distributes the subordinated debentures, Protective will use its best efforts to list them on the New York Stock Exchange or wherever the trust preferred securities are then listed.

In what form will the trust preferred securities be issued?

        The trust preferred securities will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, New York, New York. This means that you will not receive a certificate for your trust preferred securities and the trust preferred securities will not be registered in your name. For more details, see the information under the caption "Description of Securities—Certain Terms of the Trust Preferred Securities—Book-entry-only issuance—DTC" in this prospectus supplement.

RISK FACTORS

        Your investment in the trust preferred securities will involve certain risks.

        Before purchasing any trust preferred securities, you should carefully consider the information included in or incorporated by reference in this prospectus supplement and the accompanying base prospectus and pay special attention to the following risk factors. These risk factors are not the only ones facing the trust and Protective. Additional risks not presently known to the trust or Protective or that they currently deem immaterial may also impair Protective's business.

        Because the trust will rely on the payments it receives on the subordinated debentures to fund all payments on the trust preferred securities, and because the trust may distribute the subordinated debentures in exchange for the trust preferred securities, you are making an investment decision regarding the subordinated debentures as well as the trust preferred securities. You should carefully review the information in this prospectus supplement and the accompanying base prospectus about the trust preferred securities, the guarantee and the subordinated debentures.

Protective's obligations under the subordinated debentures (and the guarantee) are subordinated

        Protective's obligations under the subordinated debentures are unsecured and will rank junior in priority of payment to Protective's senior indebtedness. This means that Protective may not make any payments of principal or interest on the subordinated debentures if it defaults on a payment on its senior indebtedness. For more information on the subordination provisions, see "Description of Securities—Certain terms of the subordinated debentures—Subordination" in this prospectus supplement. In the event of the bankruptcy, liquidation or dissolution of Protective, its assets would be available to pay obligations under the subordinated debentures only after all payments had been made on its senior indebtedness. If on June 30, 2002, Protective and the trust had issued and sold the trust preferred securities and the subordinated debentures and applied the estimated net proceeds thereof as described in this prospectus supplement, the total amount of Protective's senior indebtedness would have been approximately $376 million. See "Capitalization" and "Use of Proceeds" in this prospectus supplement.

        Protective's obligations under the guarantee are unsecured and will rank in priority of payment as follows:

  •
  junior to all of Protective's senior indebtedness in the same manner as the subordinated debentures; and
  •
  equally with certain guarantees previously issued by Protective with respect to certain trust preferred securities and with all other guarantees of securities issued by affiliates of Protective similar to the trust preferred securities issued by the trust.

        This means that Protective cannot make any payments on the guarantee if it defaults on a payment of any of its senior indebtedness. In the event of the bankruptcy, liquidation or dissolution of Protective, its assets would be available to pay obligations under the guarantee only after all payments had been made on its senior indebtedness.

        Neither the subordinated debentures nor the guarantee will limit the ability of Protective and its subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to, or pari passu with, the subordinated debentures and the guarantee.

        For more information, see "Description of Securities—Certain terms of the subordinated debentures—Subordination" in this prospectus supplement and "Description of the Preferred Securities—Guarantee" in the accompanying base prospectus.

Protective's ability to pay principal or interest on the subordinated debentures is limited

        Protective's ability to pay principal and interest on the subordinated debentures is affected by the ability of its insurance company subsidiaries, Protective's principal sources of cash flow, to declare and distribute dividends and to make payments on surplus notes. Surplus notes are deeply subordinated intercompany notes owed by insurance company subsidiaries to Protective that are treated as equity capital of such insurance company subsidiaries for statutory accounting purposes. These payments may be limited by regulatory restrictions and, in the case of payments on surplus notes, by certain financial covenants. Protective's cash flow is also dependent on revenues from investment, data processing, legal and management services rendered to its subsidiaries. Insurance company subsidiaries of Protective are subject to various state statutory and regulatory restrictions, applicable to insurance companies generally, that limit the amount of cash dividends, loans and advances that those subsidiaries may pay to Protective. Under Tennessee insurance laws, Protective's principal operating subsidiary, Protective Life Insurance Company, generally may pay dividends to Protective only out of its unassigned surplus as reflected in its statutory financial statements filed in that state. In addition, the Tennessee Commissioner of Insurance must approve, or not disapprove within 30 days of notice, payment of an "extraordinary" dividend from Protective Life. Under Tennessee insurance laws, that term generally refers to a dividend that exceeds, together with all dividends paid by Protective Life within the previous 12 months, the greater of:

  •
  10% of Protective Life's surplus as regards policyholders at the preceding December 31; or
  •
  the net gain from operations of Protective Life for the 12 months ended on such December 31.

        No assurance can be given that more stringent restrictions will not be adopted from time to time by states in which Protective's insurance subsidiaries are domiciled, which could have the effect, under certain circumstances, of significantly reducing dividends or other amounts payable to Protective by such subsidiaries without affirmative prior approval by state insurance regulatory authorities.

        In the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of an insurance subsidiary of Protective, all creditors of such subsidiary, including holders of life and health insurance policies, would be entitled to payment in full out of the assets of such subsidiary before Protective, as shareholder or holder of surplus notes, would be entitled to any payment. Creditors would have to be paid in full before the creditors of Protective, including holders of debt securities, would be entitled to receive any payment from the assets of such subsidiary.

If Protective does not make payments on the subordinated debentures, the trust will not be able to pay distributions and other payments on the trust preferred securities and the guarantee will not apply

        The trust's ability to make timely distribution and redemption payments, as well as payments of liquidation amounts, on the trust preferred securities is completely dependent upon Protective making timely payments on the subordinated debentures when due. If Protective defaults on the subordinated debentures, the trust will lack funds for the payments on the trust preferred securities. If this happens, holders of trust preferred securities will not be able to rely upon the guarantee for payment of such amounts because the guarantee only guarantees that we will make distribution and redemption payments on the trust preferred securities if the trust has the funds to do so itself but does not.

        Instead, you or the institutional trustee may proceed directly against Protective for payment of any amounts due on the trust preferred securities.

        For more information, see "Effect of Obligations Under the Subordinated Debt Securities and the Preferred Securities Guarantees" in the accompanying base prospectus.

The ability to defer distributions may have tax consequences to you and may effect the trading price of the trust preferred securities

        As long as the subordinated debentures are not in default, Protective can, on one or more occasions, defer interest payments on the subordinated debentures for up to twenty consecutive quarters, but not beyond the maturity date of the subordinated debentures. Because interest payments on the subordinated debentures fund the distributions on the trust preferred securities, each such deferral would result in a corresponding deferral of distributions on the trust preferred securities.

        Protective has no current intention to defer interest payments on the subordinated debentures. However, if it does so in the future, the trust preferred securities may trade at a price that does not reflect fully the value of the accrued but unpaid distributions. Even if Protective does not do so, its right to defer interest payments on the subordinated debentures could mean that the market price for the trust preferred securities may be more volatile than that of other securities without interest deferral rights.

        If Protective defers the payment of interest on the subordinated debentures, the subordinated debentures will be treated as being reissued at that time with original issue discount for United States federal income tax purposes. This means that, beginning at the time of deferral, for United States federal income tax purposes you will be required to accrue interest income with respect to the subordinated debentures each year on an economic accrual basis, including during a deferral period, and to include those amounts in your gross income before you receive any cash distributions relating to those interest payments. If you sell your trust preferred securities prior to the record date for the first distribution after a deferral period, you will not receive the cash related to the accrued interest that you reported for tax purposes.

        For more information regarding the tax consequences of purchasing the trust preferred securities, see below under the caption "United States Federal Income Tax Consequences" in this prospectus supplement.

The trust preferred securities may be redeemed prior to maturity; you may be taxed on the proceeds and you may not be able to reinvest the proceeds at the same or a higher rate of return

        Generally, the subordinated debentures (and therefore the trust preferred securities) may not be redeemed prior to September 25, 2007. However, if certain special events occur relating to changes in tax law or the Investment Company Act of 1940, then Protective will be able to redeem all of the subordinated debentures at a price equal to 100% of their principal amount plus any accrued and unpaid interest. If such a redemption happens, the trust must use the redemption price it receives to redeem all of the trust preferred securities and the common securities on a proportionate basis, unless an event of default under the trust agreement has occurred and is continuing. In such case, the trust preferred securities will be redeemed before any common securities.

        The redemption of the trust preferred securities would be a taxable event to you for United States federal income tax purposes.

        In addition, you may not be able to reinvest the money that you receive in the redemption at a rate that is equal to or higher than the rate of return on the trust preferred securities.

Trust preferred securities may be redeemed on or after September 25, 2007, at Protective's option

        At Protective's option, some or all of the subordinated debentures may be redeemed at any time on or after September 25, 2007, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the redemption date. See "Description of Securities—Certain Terms of the Debentures— Redemption" in this prospectus supplement. You should assume that Protective will exercise its redemption option when prevailing interest rates at the time are lower than the interest rate on the subordinated debentures, so that the redemption proceeds generally will not be able to be reinvested in a comparable security at as high a rate. If Protective exercises such redemption option, the trust will use the cash it receives upon the redemption of the subordinated debentures to redeem an equivalent liquidation amount of the trust preferred securities and the common securities on a proportionate basis, unless an event of default under the trust agreement has occurred and is continuing. In such a case, the trust preferred securities will be redeemed before any common securities.

        See "Description of Securities—Certain terms of the trust preferred securities—Redemption" in this prospectus supplement for more information.

Distribution of subordinated debentures may have a possible adverse effect on trading price

        Protective has the right to dissolve the trust at any time. If Protective exercises this right, the trust, after satisfying any creditors it has, will be liquidated by distribution of the subordinated debentures to holders of the trust preferred securities and the common securities. Under current United States federal income tax laws, a distribution of subordinated debentures to you on the dissolution of the trust would not be a taxable event to you. See "United States Federal Income Tax Consequences—Distribution of subordinated debentures upon liquidation of PLC Capital Trust IV" in this prospectus supplement for more information.

        Protective has no current intention of causing the dissolution of the trust and the distribution of the subordinated debentures. However, there are no restrictions on its ability to do so at any time. Protective anticipates that it would consider exercising this right in the event that expenses associated with maintaining the trust became substantially greater than currently expected, such as if a special event occurred. Protective cannot predict the other circumstances under which this right would be exercised.

        Although Protective will use its best efforts to list the subordinated debentures on the New York Stock Exchange (or any other exchange or organization on which the trust preferred securities are then listed) if they are distributed, we cannot assure you that the subordinated debentures will be approved for listing or that a liquid trading market for the subordinated debentures will be available.

        Protective cannot predict the market prices for the subordinated debentures that may be distributed. Accordingly, the subordinated debentures that you receive upon a distribution, or the trust preferred securities you hold pending such a distribution, may trade at a discount to the price that you paid to purchase the trust preferred securities.

        Because you may receive subordinated debentures, you should make an investment decision with regard to the subordinated debentures in addition to the trust preferred securities. You should carefully review all the information regarding the subordinated debentures contained in this prospectus supplement and the accompanying base prospectus. See "United States Federal Income Tax Consequences—Distribution of subordinated debentures upon liquidation of PLC Capital Trust IV" in this prospectus supplement for more information.

Protective generally will control the trust because your voting rights are very limited

        You will only have limited voting rights and will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, trustees. These rights will be exercised by Protective as the holder of the Common Securities.

        For more information, see below under the caption "PLC Capital Trust IV" in this prospectus supplement.

An active trading market for the trust preferred securities may not develop

        We expect that the trust preferred securities will be approved for listing on the New York Stock Exchange within 30 days after issuance. However, the listing of the trust preferred securities on an exchange does not guarantee that an active market will be available for the trust preferred securities or that you will be able to sell your trust preferred securities at the price you originally paid for them.

        If the trust preferred securities are not approved for listing on the New York Stock Exchange, the underwriters have indicated that they expect to continue market-making activities in the trust preferred securities. They are not obligated to do so, however, and could discontinue those activities at any time.

THE COMPANY

        Protective is a holding company, whose subsidiaries provide financial services through the production, distribution and administration of insurance and investment products. Protective had revenues of approximately $1.6 billion for the year ended December 31, 2001 and $0.9 billion for the six-month period ended June 30, 2002. As of June 30, 2002, Protective had assets of $21.0 billion.

PLC CAPITAL TRUST IV

General

        The trust is a statutory trust created under Delaware law pursuant to a declaration of trust and a certificate of trust, as filed with the Secretary of State of the State of Delaware on July 1, 1997. The declaration of trust will be amended and restated in its entirety, referred to as the "declaration" or the "trust agreement," substantially in the form filed with the SEC by Protective and incorporated by reference into the registration statement of which this prospectus supplement and the accompanying base prospectus form a part. The declaration will be qualified as an indenture under the Trust Indenture Act. Upon issuance of the trust preferred securities, the purchasers thereof will own all the trust preferred securities. Protective will directly or indirectly acquire common securities in a total liquidation amount equal to at least 3% of the total capital of the trust and will own all the issued and outstanding common securities. The trust exists for the exclusive purposes of:

  •
  issuing the trust preferred securities and the common securities representing undivided beneficial interests in the assets of the trust;
  •
  investing the gross proceeds of the trust preferred securities and the common securities in the subordinated debentures; and
  •
  engaging in only those other activities necessary, appropriate, convenient or incidental thereto.

        The trust has a term of approximately 55 years, but may be terminated earlier as provided in the declaration.

        Pursuant to the declaration, the number of trustees initially will be three. Two of the trustees are employees or officers of Protective. Wilmington Trust Company will serve as institutional trustee under the declaration, as indenture trustee for the purposes of the Trust Indenture Act and as the Delaware trustee. The institutional trustee and the Delaware trustee may at any time be removed or replaced by the holder of the common securities. For purposes of compliance with the provisions of the Trust Indenture Act, Wilmington Trust Company will also act as indenture trustee under the guarantee. See "Description of the Preferred Securities Guarantee" in the accompanying base prospectus.

        The institutional trustee will hold title to the subordinated debentures for the benefit of the trust and the holders of the trust preferred securities and common securities. So long as the subordinated debentures are held by the trust, the institutional trustee will have the power to exercise all rights, powers and privileges of a holder of subordinated debentures under the indenture. In addition, the institutional trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the subordinated debentures for the benefit of the holders of the trust preferred securities and common securities. The institutional trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust preferred securities and common securities out of funds from the property account. Wilmington Trust Company will hold the guarantee for the benefit of the holders of the trust preferred securities. Protective, as the direct or indirect holder of all the common securities, will have the right to appoint, remove or replace any trustee (subject to the limitations set forth in the declaration) and to increase or decrease the number of trustees. Protective will pay all fees, expenses, debts and obligations (other than with respect to the trust preferred securities and common securities) related to the trust and the offering of the trust preferred securities.

        The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are set forth in the declaration, the Delaware Statutory Trust Act, the indenture and the Trust Indenture Act. See "Description of Securities—Certain terms of the trust preferred securities" in this prospectus supplement.

RECENT DEVELOPMENTS

        On July 11, 2002, Moody's Investor Service upgraded the insurance financial strength ratings of Protective's principal subsidiary, Protective Life Insurance Company, from A1 to Aa3.

        On September 19, 2002, Fitch Ratings announced that as part of a comprehensive industry review of North American life insurance company ratings it had lowered the insurer financial strength ratings of Protective Life Insurance Company from AA to AA-, the senior debt ratings of Protective from A+ to A-, and previously issued trust preferred securities of PLC Capital Trusts I and III from A to BBB+. The Fitch Rating Outlook for these ratings was reported in this announcement as Stable.

ACCOUNTING TREATMENT

        The financial statements of the trust will be reflected in Protective's consolidated financial statements, with the trust preferred securities shown as "Guaranteed Preferred Beneficial Interests in Company's Subordinated Debt Securities." The preferred securities will be classified as a separate line item in the consolidated balance sheet of Protective similar to its long-term debt. In a footnote to Protective's audited consolidated financial statements, there will be a statement that the trust is wholly owned by Protective and that the sole assets of the trust are subordinated debentures (indicating the principal amount, interest rate and maturing date thereof). Protective will record distributions payable on preferred securities as interest expense, consistent with the balance sheet classification, in the consolidated statement of income.

USE OF PROCEEDS

        The proceeds of the trust (without giving effect to expenses of the offering payable by Protective or any compensation payable to the underwriters) from the sale of the trust preferred securities will be $100,000,000 ($115,000,000 if the underwriters' overallotment option is exercised). The trust will invest all proceeds from the sale of the trust preferred securities in the subordinated debentures.

        Protective expects to receive approximately $96,550,000 in net proceeds from the sale of the subordinated debentures, after deducting the underwriting discount and commission and estimated offering expenses ($111,077,500 if the underwriters' overallotment option is exercised). Protective intends to use approximately $75 million of the proceeds to redeem its outstanding 8.25% subordinated debentures due 2027, Series B and approximately $18 million to repay current outstanding bank indebtedness. As of June 30, 2002, the weighted average interest rate on such indebtedness was 2.34%. This indebtedness is under a revolving credit facility which is scheduled to terminate in October of 2005. The proceeds remaining after repayment of such indebtedness will be used for general corporate purposes.

CAPITALIZATION

        The following table sets forth the unaudited summary capitalization of Protective and its consolidated subsidiaries at June 30, 2002, and as adjusted to give effect to the consummation of the offering of the trust preferred securities and the planned use of proceeds and other adjustments noted below. See "Use of Proceeds." The table below should be read together with the detailed information and financial statements appearing in the documents incorporated in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2002
	Actual	Adjustments(2)	As Adjusted(2)
	(dollars in thousands except per share amounts)
Long-Term Debt
Notes payable to banks	$10,500	$(10,500)[1]	$—
7.95% Senior Notes due July 1, 2004	75,000		75,000
7.45% Medium Term Notes due August 1, 2011	9,852		9,852
Mortgage Notes on investment real estate	6,957		6,957
8% Senior Notes due July 1, 2010	49,873		49,873
8.1% Senior Notes due August 1, 2015	39,843		39,843
8.25% Senior Notes due October 1, 2030	34,719		34,719
7.5% Senior Notes due July 1, 2016	59,944		59,944
Floating Rate Senior Notes due February 28, 2003	100,000		100,000

Total long-term debt	386,688		376,188
Guaranteed Preferred Beneficial Interests in Company's Subordinated Debt Securities
8.25% Trust Originated Preferred Securities	75,000	(75,000)[1]	—
7.5% Trust Originated Preferred Securities	100,000		100,000
7.25% Trust Originated Preferred Securities		100,000 [1]	100,000

Total Preferred Beneficial Interests	175,000		200,000
Share-owners' equity
Preferred Stock ($1 par value shares authorized: 3,600,000; issued: none)	—		—
Junior Participating Cumulative Preferred Stock ($1 par value shares authorized: 400,000; issued: none)	—		—
Common equity ($.50 par value, shares authorized: 160,000,000; issued and outstanding as of June 30, 2002: 68,657,583	1,528,549		1,528,549

Total share-owners' equity	1,528,549		1,528,549

Total capitalization	$2,090,237		$2,104,737

(1)
Adjustment to give effect to the sale of 7.25% Trust Originated Preferred Securities on September 25, 2002, and the use of proceeds including the redemption of Protective's 8.25% subordinated debentures due 2027, Series B, which will result in the redemption by PLC Capital Trust I of the 8.25% Trust Originated Preferred Securities.

(2)
Assuming no exercise of the overallotment option.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected financial information for the years ended as of December 31, 2001, 2000, 1999, 1998 and 1997 has been derived from previously published audited consolidated financial statements of Protective, prepared in accordance with generally accepted accounting principles, which have been examined and reported upon by PricewaterhouseCoopers LLP, independent accountants. The selected financial information for the six months ended June 30, 2002 and 2001 is unaudited but, in the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 2002 are not necessarily indicative of the results that may be expected for the year ended December 31, 2002. The selected financial information should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements from which it has been derived and the accompanying notes thereto incorporated by reference herein and the related Management's Discussion and Analysis of Financial Condition and Results of Operations associated therewith and incorporated by reference herein.

	Six Months Ended June 30,		Year Ended December 31,
	2002	2001	2001	2000	1999	1998	1997
	(dollars in thousands except ratios and per share amounts)
Income Statement Data
Premium and policy fees	$763,296	$636,142	$1,389,820	$1,175,898	$861,027	$790,584	$592,959
Reinsurance ceded	(394,505)	(320,405)	(771,151)	(686,108)	(462,297)	(378,397)	(227,623)

Net of reinsurance ceded	368,791	315,737	618,669	489,790	398,730	412,187	365,336
Net investment income	496,695	419,475	884,041	730,149	667,968	629,045	583,193
Realized investment gains (losses)	10,215	1,571	(20,171)	(7,043)	(1,057)	3,121	830
Other income	54,837	57,432	131,678	151,833	89,680	60,022	31,506

Total revenues	930,538	794,215	1,614,217	1,364,729	1,155,321	1,104,375	960,865
Benefits and expenses	786,771	681,865	1,404,621	1,153,054	951,932	922,404	832,325
Income tax expense	47,731	37,672	68,538	74,321	71,941	63,309	49,702

Net income from continuing operations	96,036	74,678	141,058	137,354	131,448	118,662	98,838
Income (loss) from discontinued operations		(1,891)	(9,977)	16,122	21,642	12,119	13,155
Loss from sale of discontinued operations			(20,545)
Extraordinary loss (1)					(1,763)
Cumulative effect of change in accounting principle (2)	—	(7,593)	(7,593)	—	—	—	—

Net income (3)	$96,036	$65,194	$102,943	$153,476	$151,327	$130,781	$111,993

Per Share Data
Operating income from continuing operations-diluted (4)	$1.28	$1.06	$2.21	$2.15	$2.01	$1.83	$1.57
Net income from continuing operations-diluted	$1.36	$1.07	$2.01	$2.08	$1.99	$1.85	$1.57
Net income-diluted	$1.36	$0.94	$1.47	$2.32	$2.29	$2.04	$1.78
Average shares outstanding-diluted	70,435,362	69,417,448	69,950,173	66,281,128	66,161,367	64,087,744	62,849,618
Net income-basic	$1.37	$0.95	$1.48	$2.33	$2.31	$2.06	$1.79
Average shares outstanding-basic	69,893,392	68,907,614	69,410,525	65,832,349	65,604,311	63,521,587	62,429,250
Cash dividends	$0.29	$0.27	$0.55	$0.51	$0.47	$0.43	$0.39
Share-owners' equity	$22.26	$19.38	$20.42	$17.26	$13.41	$14.65	$12.30
Share-owners' equity excluding net unrealized gains and losses on investments	$20.72	$19.40	$19.63	$18.05	$15.68	$13.80	$11.30
	As of June 30,		As of December 31,
	2002	2001	2001	2000	1999	1998	1997
	(dollars in thousands)
Balance Sheet Data
Total assets	$21,016,874	$17,025,717	$19,718,824	$15,145,633	$12,994,164	$11,989,495	$10,511,635
Long-term debt	$386,688	$420,841	$376,211	$306,125	$236,023	$172,035	$120,000
Total debt	$386,688	$420,841	$376,211	$306,125	$236,023	$172,035	$120,000
9% Cumulative Monthly Income Preferred Securities, Series A						$55,000	$55,000
8.25% Trust Originated Preferred Securities	$75,000	$75,000	$75,000	$75,000	$75,000	$75,000	$75,000
7.5% Trust Originated Preferred Securities	$100,000		$100,000
6.5% FELINE PRIDES				$115,000	$115,000	$115,000	$115,000
Share-owners' equity	$1,528,549	$1,328,353	$1,400,144	$1,114,058	$865,223	$944,194	$758,197
Share-owners' equity excluding unrealized gains and losses on investments	$1,422,248	$1,329,744	$1,345,816	$1,165,431	$1,011,304	$889,137	$696,470

(1)
Due to early extinguishment of debt, net of income tax.

(2)
As a result of the adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities".

(3)
Prior periods have been restated to reflect a two-for-one stock split on April 1, 1998.

(4)
Net income excluding realized investment gains and losses and related amortization and extraordinary loss.

CONSOLIDATED EARNINGS RATIOS

        The following table sets forth, for the years and periods indicated, Protective's ratios of:

  •
  consolidated earnings to fixed charges;

  •
  consolidated earnings to the combined fixed charges and interest credited on investment products.

        We calculate the ratio of "Consolidated Earnings to Fixed Charges" by dividing the sum of income from continuing operations before income tax (BT) and interest expense (which includes dividends on guaranteed preferred beneficial interests and an estimate of the interest component of operating lease expense) (I) by interest expense. The formula for this calculation, therefore, would be: (BT+I)/I.

        We calculate the ratio of "Earnings to Combined Fixed Charges and Interest Credited on Investment Products" by dividing the sum of income from continuing operations before income tax (BT), interest expense (as described above) (I) and interest credited on investment products (IP) by the sum of interest expense (I) and interest credited on investment products (IP). The formula of this ratio is: (BT+I+IP)/ (I+IP). Investment products include products such as guaranteed investment contracts and annuities.

	Six Months Ended June 30,		Year Ended December 31,
	2002	2001	2001	2000	1999	1998	1997
Ratio of Consolidated Earnings to Fixed Charges	11.6	7.0	6.8	6.6	6.8	6.2	7.7
Ratio of Consolidated Earnings to Combined Fixed Charges and Interest Credited on Investment Products	1.2	1.3	1.2	1.3	1.5	1.5	1.4

DESCRIPTION OF SECURITIES

        This prospectus supplement and the accompanying base prospectus contain the material terms and conditions for the trust preferred securities, the subordinated debentures and the guarantee. However, the summaries in this prospectus supplement and the base prospectus are not meant to be a complete description of the trust preferred securities, the subordinated debentures or the guarantee. For more information, refer to the trust agreement, the subordinated indenture, as supplemented to date, including by Supplemental Indenture No. 6 to be entered into in connection with this offering, and the guarantee. After the closing of this offering, forms of these documents will be filed with the SEC by Protective as exhibits to a Current Report on Form 8-K and will be incorporated by reference into the registration statement of which this prospectus supplement and the accompanying base prospectus are a part. All terms used in this prospectus supplement and the accompanying base prospectus that are not defined in this prospectus supplement and the accompanying base prospectus have the meanings given to them in the trust agreement, the indenture and the guarantee.

Certain terms of the trust preferred securities

Distributions

        The trust preferred securities represent undivided beneficial interests in the assets of the trust. The only assets of the trust will be the subordinated debentures. Distributions on the trust preferred securities are cumulative and will accumulate from September 25, 2002, at the annual rate of 7.25% of the $25 liquidation amount of each trust preferred security. Distributions will be payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, beginning December 30, 2002. Distributions not paid when due will themselves accumulate distributions at the annual rate of 7.25% (to the extent permitted by law). When we refer to any payment of distributions, any such additional distributions are included. The amount of distributions payable for any full quarterly period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of distributions payable for any partial period will be computed on the basis of the actual number of days elapsed in such 90-day quarterly period.

        If distributions are payable on a date that is not a business day (as defined below), payment will be made on the next business day (and without any interest or other payment in respect of such delay). However, if the next business day is in the next calendar year, payment of distributions will be made on the preceding business day. A "business day" means any day other than a day on which banking institutions in New York, New York or Wilmington, Delaware, are authorized or required by law or executive order to close.

Deferral of distributions

        So long as no event of default has occurred and is continuing under the subordinated debentures, Protective may, on one or more occasions, defer interest payments on the subordinated debentures to the trust for up to 20 consecutive quarterly periods. A deferral of interest payments cannot extend beyond the stated maturity date of the subordinated debentures on September 25, 2032. If Protective defers interest payments on the subordinated debentures, the trust will also defer quarterly distributions on the trust preferred securities to you. During a deferral period, the amount of distributions due to you would continue to accumulate and such deferred distributions will themselves accumulate distributions at the rate stated above (to the extent permitted by law).

        Once Protective makes all deferred interest payments on the subordinated debentures, with accrued interest, it may again defer interest payments on the subordinated debentures if no event of default under the subordinated debentures has then occurred and is continuing.

        Protective has no current intention of deferring interest payments on the subordinated debentures. If Protective defers interest payments on the subordinated debentures, Protective will be subject to certain restrictions relating to the payment of dividends on or redemption of its capital stock and payments on its debt securities that rank equal with or junior to the subordinated debentures. See "—Certain terms of the subordinated debentures—Option to extend interest payment period" in this prospectus supplement.

Payment of distributions

        Distributions on the trust preferred securities will be payable to holders named on the securities register of the trust on the relevant record date. As long as the trust preferred securities are represented by a global security, the record date for the payment of distributions will be one business day before the relevant payment date. If the trust preferred securities are ever issued in certificated form, the record date for the payment of distributions will be the fifteenth day of the last month of each quarterly distribution period, even if that day is not a business day.

        As long as the trust preferred securities are represented by a global security, payments on the trust preferred securities will be made in immediately available funds to DTC, the depositary for the trust preferred securities. If the trust preferred securities are ever issued in certificated form, payment of distributions on the trust preferred securities will be made by check mailed on or before the due date to the holders thereof on the relevant record date.

Redemption

        Protective will repay the subordinated debentures at maturity on September 25, 2032. Protective may, before their maturity, redeem:

  •
  all or some of the subordinated debentures on one or more occasions anytime on or after September 25, 2007; and

  •
  all but not less than all the subordinated debentures before September 25, 2007, if certain changes in tax or investment company law occur or will occur within 90 days (each of which is referred to as a "special event" and is more fully described under "—Certain terms of the trust preferred securities—Special event redemption" in this prospectus supplement).

        When Protective repays some or all of the subordinated debentures, either at maturity on September 25, 2032 or upon early redemption, the trust will use the cash it receives upon the redemption of the subordinated debentures to redeem a like liquidation amount of the trust preferred securities and, unless an event of default under the trust agreement has occurred and is continuing, the common securities. The trust preferred securities and common securities (if applicable) will be redeemed at a price equal to their liquidation amount of $25 per security plus accumulated distributions. The redemption price for the subordinated debentures is 100% of their principal amount plus accrued and unpaid interest to the date of redemption. See "Certain terms of the subordinated debentures—Redemption" in this prospectus supplement.

        If less than all the trust preferred securities and common securities are to be redeemed in situations where common securities may be redeemed consistent with the provisions described under "Subordination of common securities" in this prospectus supplement, then the total liquidation amount of trust preferred securities and common securities to be redeemed will be allocated proportionately based on the liquidation amount of the trust preferred securities and the common securities.

Special event redemption

        Upon the occurrence of a tax event or an investment company event, each as defined below, Protective may redeem all but not less than all the subordinated debentures within 90 days following the occurrence of the event, which is referred to as a special event.

        "Tax event" means that the trust has received an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk that:

  •
  the trust is or, within 90 days of the date of such opinion, would be subject to United States federal income tax with respect to interest accrued or received on the subordinated debentures;

  •
  interest payable by Protective on the subordinated debentures is not or, within 90 days of the date of such opinion, would not be deductible by Protective in whole or in part for United States federal income tax purposes; or

  •
  the trust is or, within 90 days of the date of such opinion, would be subject to more than a minimal amount of other taxes, duties, assessments or other governmental charges.

        In order to constitute a "tax event," the events listed in the bullets above must be the result of an

  •
  amendment to, or change (including any announced proposed change) in, the laws or regulations of the United States or any political subdivision or taxing authority affecting taxation where such amendment or change becomes effective on or after the date of this prospectus supplement; or

  •
  official or administrative pronouncement or action, or judicial decision, interpreting or applying such laws or regulations where such pronouncement, action or decision is announced or occurs on or after the date of this prospectus supplement.

        "Investment company event" means that the trust has received an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the trust is or will be considered an "investment company" under the Investment Company Act of 1940 that is required to be registered under this law, which change becomes effective on or after the date of this prospectus supplement.

Redemption procedures

        The trust will give you at least 30 days', but not more than 60 days', written notice before any redemption of trust preferred securities. To the extent funds are available for payment, the trust will irrevocably deposit with DTC sufficient funds to pay the redemption amount for the trust preferred securities being redeemed. The trust will also give DTC irrevocable instructions and authority to pay the redemption amount in immediately available funds to the beneficial owners of the global securities representing the trust preferred securities. Distributions to be paid on or before the redemption date for any trust preferred securities called for redemption will be payable to the holders on the record dates for the related dates of distribution.

        Once notice of redemption is given and funds are irrevocably deposited, distributions on the trust preferred securities will cease to accumulate immediately prior to the close of business on the redemption date and all rights of the holders of the trust preferred securities called for redemption will cease, except for the right to receive the redemption amount (but without interest on such redemption amount).

        If any redemption date is not a business day, then the redemption amount will be payable on the next business day (and without any interest or other payment in respect of any such delay).

        If payment of the redemption amount for any trust preferred securities called for redemption is improperly withheld or refused and not paid either by the trust or by Protective, distributions on the trust preferred securities will continue to accumulate at the applicable rate from the original redemption date scheduled to the actual date of payment. In this case, the actual payment date will be considered the redemption date for purposes of calculating the redemption amount.

        In compliance with applicable law (including the United States federal securities laws), Protective or its affiliates may, at any time, purchase outstanding trust preferred securities by tender, in the open market, or by private agreement.

Events of default

        An event of default under the indenture constitutes an event of default under the declaration with respect to the trust preferred securities; provided, however, that pursuant to the declaration, the holder of the common securities will be deemed to have waived any declaration event of default with respect to the common securities until all declaration events of default with respect to the trust preferred securities have been cured, waived or otherwise eliminated. Until any declaration event of default with respect to the trust preferred securities has been cured, waived or otherwise eliminated, the institutional trustee will be deemed to be acting solely on behalf of the holders of the trust preferred securities and only the holders of the trust preferred securities will have the right to direct the institutional trustee with respect to certain matters under the declaration, and therefore the indenture.

        Upon the occurrence of a declaration event of default, the indenture trustee or the institutional trustee will have the right under the indenture to declare the principal of and interest on the subordinated debentures to be immediately due and payable.

Voting rights

        Subject to the requirement of the institutional trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of the next paragraph, the holders of a majority in total liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the institutional trustee, or direct the exercise of any trust or power conferred on the institutional trustee under the declaration, including the right to direct the institutional trustee, as holder of the subordinated debentures, to:

  •
  exercise the remedies available under the indenture with respect to the subordinated debentures,

  •
  waive any past indenture event of default that is waivable under the indenture, or

  •
  exercise any right to rescind or annul a declaration that the principal of all the subordinated debentures shall be due and payable, or consent to any amendment, modification or termination of the indenture or the subordinated debentures, where such consent should be required.

        However, where a consent or action under the indenture would require the consent or act of the holders of greater than a majority in principal amount of subordinated debentures affected thereby, the institutional trustee may only give such consent or take such action at the written direction of the holders of at least the proportion in liquidation amount of the trust preferred securities that the relevant super-majority represents of the total principal amount of the subordinated debentures outstanding. The institutional trustee shall notify all holders of the trust preferred securities of any notice of default received from the indenture trustee with respect to the subordinated debentures. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the institutional trustee shall not take any of the actions described in the bullet points above unless the institutional trustee has obtained an opinion of tax counsel to the effect that, as a result of such action, the trust will not fail to be classified as a grantor trust for United States federal income tax purposes.

        In the event the consent of the institutional trustee, as the holder of the subordinated debentures, is required under the indenture with respect to any amendment, modification or termination of the indenture or the subordinated debentures, the institutional trustee will request the direction of the holders of the trust preferred securities with respect to such amendment, modification or termination. The institutional trustee will then vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the trust preferred securities voting together as a single class. However, where a consent under the indenture would require the consent of a super-majority, the institutional trustee may only give its consent at the direction of the holders of at least the proportion in liquidation amount of the trust preferred securities which the relevant super-majority represents of the total principal amount of the subordinated debentures outstanding. The institutional trustee shall not take any such action in accordance with the directions of the holders of the trust preferred securities unless the institutional trustee has obtained an opinion of tax counsel to the effect that the trust will not fail to be classified as a grantor trust for United States federal income tax purposes on account of such action.

Subordination of common securities

        Payment of distributions on, and the redemption and liquidation amount of, the trust preferred securities and the common securities will be made proportionately based on the total liquidation amounts of the trust preferred securities and the common securities. However, if an event of default under the trust agreement has occurred and is continuing, no payments may be made on the common securities unless all unpaid amounts on the trust preferred securities have been provided for or paid in full.

        If an event of default under the trust agreement has occurred and is continuing, the common securities holder will be deemed to have waived any right to take any action with respect to the event of default until the event of default has been cured, waived or eliminated. Until any event of default has been cured, waived or eliminated, the institutional trustee will act solely on behalf of the holders of the trust preferred securities, and these holders will have the right to direct the institutional trustee to act on their behalf.

Book-entry-only issuance—DTC

        The trust preferred securities will be represented by one or more global securities that will be deposited with, or on behalf of, and registered in the name of, DTC or its nominee. This means that the trust will not issue certificates to you for the trust preferred securities. Each global security will be issued to DTC, which will keep a computerized record of its participants, known as direct participants, whose clients have purchased the trust preferred securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Each participant will then keep a record of its clients. Unless a global security is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees and their successors may transfer a global security as a whole to one another.

        Beneficial interests in a global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its direct participants. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates.

        DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies, known as indirect participants, that work through a direct participant. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers.

        DTC has advised Protective and the trust that DTC is a limited-purpose trust company organized under New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

        Purchases under the DTC system.    When you purchase trust preferred securities through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the trust preferred securities on DTC's records. Because you actually own the trust preferred security, you are the beneficial owner. Your ownership interest will be recorded only on the direct (or indirect) participants' records. DTC has no knowledge of your individual ownership of the trust preferred securities. DTC's records show only the identity of the direct participants and the amount of the trust preferred securities held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. As a result, the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers.

        Payments under the DTC system.    The institutional trustee will wire payments on the trust preferred securities to DTC's nominee. Protective, the trust and the institutional trustee will treat DTC's nominee as the owner and holder of each global security representing trust preferred securities for all purposes. Accordingly, Protective, the trust and the institutional trustee will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security.

        Any redemption notices will be sent by Protective and the institutional trustee directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial owner. If less than all the trust preferred securities are being redeemed, DTC's practice is to choose by lot the amount of the interest of each direct participant to be redeemed. The direct participant will then use an appropriate method to allocate the redemption among its beneficial owners.

        It is DTC's current practice, upon receipt of any payment of distributions or liquidation or redemption amount, to credit direct participants' accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with trust preferred securities on a record date, by using an omnibus proxy. Payments by direct participants to owners of beneficial interests in the global securities, and voting by direct participants, will be based on the customary practices between the direct participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, payments will be the responsibility of the direct participants and not of DTC, the institutional trustee, Protective or the trust.

        Exchange of global securities.    Trust preferred securities represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

  •
  DTC is unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the trust within 90 days; or

  •
  Protective decides to discontinue use of the system of book-entry transfer through DTC (or any successor depositary).

        If the book-entry-only system is discontinued, the institutional trustee will keep the registration books for the trust preferred securities at its corporate office and follow the practices and procedures discussed below.

Certificated securities—registration and transfer

        If the trust issues certificated securities, they will be registered in the name of the security holder. The trust preferred securities may be transferred or exchanged, based on administrative procedures in the trust agreement, without the payment of any service charge (other than any tax or other governmental charge) by contacting the institutional trustee, Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Corporate Trust Administration.

Certain terms of the subordinated debentures

        The subordinated debentures will be issued as a series pursuant to a supplemental indenture or a resolution of Protective's board of directors or a committee thereof as provided for in the indenture.

Subordination

        The subordinated debentures are unsecured and are junior in right of payment to all of Protective's senior indebtedness. Protective may not make any payments of principal (including redemption payments) or interest on the subordinated debentures if it defaults on a payment on its senior indebtedness or if another event of default exists and is continuing. See "Description of Debt Securities of Protective—Subordination under the Subordinated Indenture" in the accompanying base prospectus for more detailed information.

        On any distribution of assets of Protective to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities or any bankruptcy, insolvency or similar proceedings, all principal, premium, if any, and interest due or to become due on all senior indebtedness must be paid in full before the holders of the subordinated debentures are entitled to receive or retain any payment.

        Neither the subordinated debentures nor the guarantee will limit the ability of Protective and its subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the subordinated debentures and the guarantee. At June 30, 2002, as if on that date Protective and the trust had issued and sold the trust preferred securities and the subordinated debentures and applied the estimated net proceeds thereof as described in this prospectus supplement, the total amount of Protective's senior indebtedness would have been approximately $376 million. See "Capitalization" and "Use of Proceeds" in this prospectus supplement.

Interest rate and maturity

        The subordinated debentures will mature on September 25, 2032, and will bear interest, accruing from September 25, 2002, at the annual rate of 7.25% of their principal amount, payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, beginning December 30, 2002. Interest payments not paid when due will themselves accrue additional interest at the annual rate of 7.25% (to the extent permitted by law). When we refer to any payment of interest, interest includes such additional interest and any additional amounts, as defined below. The interest payment provisions for the subordinated debentures correspond to the distribution provisions of the trust preferred securities. The subordinated debentures do not have a sinking fund. This means that Protective is not required to make any principal payments prior to maturity.

Additional sums

        If the trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then Protective will be required to pay additional amounts on the subordinated debentures so that after the trust pays any taxes, the trust will be in the same position it would have been if it did not have to pay such taxes.

Redemption

        Protective may redeem, before their maturity:

  •
  all or some of the subordinated debentures on one or more occasions anytime on or after September 25, 2007; or

  •
  all but not less than all of the subordinated debentures before September 25, 2007, upon the occurrence of a special event.

        If Protective decides to redeem subordinated debentures in these circumstances, the redemption price of each subordinated debenture redeemed will be equal to 100% of the principal amount of such debenture plus any accrued and unpaid interest (including any additional interest) on such subordinated debenture to the date of redemption.

Distribution of subordinated debentures

        If the institutional trustee distributes the subordinated debentures to the trust preferred securities holders and common securities holder upon the dissolution and liquidation of the trust, the subordinated debentures will be issued in denominations of $25 principal amount and integral multiples thereof. Protective anticipates that the subordinated debentures would be distributed in the form of one or more global securities and DTC, or any successor depositary for the trust preferred securities, would act as depositary for the subordinated debentures. The depositary arrangements for the subordinated debentures would be substantially similar to those in effect for the trust preferred securities.

        For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemption, other notices and other matters, see "Certain terms of the trust preferred securities— Book-entry-only issuance—DTC" in this prospectus supplement.

Option to extend interest payment period

        Protective may, on one or more occasions, defer interest payments on the subordinated debentures for up to 20 consecutive quarterly periods, if no event of default has occurred and is continuing with respect to the subordinated debentures. A deferral of interest payments cannot extend beyond the stated maturity date of the subordinated debentures. No interest will be due and payable on the subordinated debentures until the end of the deferral period unless the subordinated debentures are redeemed prior to such time.

        Protective may pay at any time all or any portion of the interest accrued to that point during a deferral period. At the end of the deferral period or at a redemption or maturity date, Protective will be obligated to pay all accrued and unpaid interest.

        Once Protective makes all interest payments on the subordinated debentures, with accrued interest, it may again defer interest payments on the subordinated debentures if no event of default under the subordinated debentures has then occurred and is continuing.

        During any deferral period and subject to certain exceptions, Protective will not be permitted to:

  •
  declare or pay any dividends or distributions or redeem, purchase, acquire or make a liquidation payment with respect to any shares of its capital stock;

  •
  make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities issued by Protective that rank equal with or junior to the subordinated debentures; or

  •
  make any guarantee payments with respect to any guarantee by Protective of the debt securities of Protective if such guarantee ranks equal with or junior to the subordinated debentures.

        Because the subordinated debentures to be issued to the trust will rank equal with all other series of subordinated debt securities of Protective initially issued to the other trusts referred to in the accompanying base prospectus or to certain other trusts, partnerships or other entities affiliated with Protective, during an interest deferral period, Protective will not be permitted to make payments on such other series of subordinated debt securities. Likewise, if Protective defers interest payments on any other of such series of junior subordinated debt securities, it is not expected that Protective will be permitted to make payments on the subordinated debentures.

        The restrictions described in the bullet points above will also apply if there occurs and is continuing a default or event of default under the indenture or if Protective defaults on its obligations under the guarantee.

        Protective will give the trust, the regular trustees, the institutional trustee and the indenture trustee notice if it decides to defer interest payments on the subordinated debentures. As long as the subordinated debentures are held by the trust, Protective will give that notice at least one business day before the earlier of:

  •
  the next date distributions on the trust preferred securities are payable or

  •
  the date the trust is required to give notice to the New York Stock Exchange (or any other applicable self-regulatory organization) or to holders of the trust preferred securities of the record date or the date distributions are payable.

        There is no limitation on the number of times that Protective may elect to begin an extension period. The regular trustees will give notice to the institutional trustee and the holders of trust preferred securities if Protective decides to defer interest payments on the subordinated debentures.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the trust preferred securities by United States holders, as defined below, who purchase the trust preferred securities upon original issuance at their original issue price. For purposes of this summary, a "United States holder" means a beneficial owner of a trust preferred security that is:

  •
  an individual citizen or resident of the United States;

  •
  a corporation created or organized in or under the laws of the United States, any state of the United States or the District of Columbia; or

  •
  a partnership, estate or trust treated, for United States federal income tax purposes, as a domestic partnership, estate or trust.

        This summary does not address all aspects of United States federal income taxation that may be relevant to United States holders in light of their particular circumstances, such as United States holders who are subject to special tax treatment, for example, dealers in securities or currencies, banks, regulated investment companies, tax-exempt organizations, traders in securities that elect to use a mark-to-market method of accounting, persons liable for alternative minimum tax, insurance companies and persons holding trust preferred securities as part of a straddle, hedge, conversion transaction or other integrated investment. This summary does not address the tax consequences of a beneficial owner of a trust preferred security that is not a United States holder. In addition, this summary does not address any aspects of state, local or foreign tax law. This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the "Code", the Treasury regulations promulgated under the Code and administrative and judicial interpretations, all as in effect on the date of this prospectus supplement, and all of which are subject to change, possibly with retroactive effect.

        The statements of law and legal conclusions in this summary represent the opinion of Debevoise & Plimpton, special tax counsel to Protective and PLC Capital Trust IV, which we refer to as "tax counsel". The authorities on which this summary is based are subject to various interpretations, and the opinion of tax counsel is not binding on the Internal Revenue Service, which we refer to as the "IRS", or the courts.

        YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE TRUST PREFERRED SECURITIES IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, AS WELL AS THE STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE TRUST PREFERRED SECURITIES.

Classification of PLC Capital Trust IV

        Tax counsel is of the opinion that, under current law and assuming full compliance with the terms of the declaration of trust, and based upon certain facts and assumptions contained in such opinion, PLC Capital Trust IV will be classified as a grantor trust for United States federal income tax purposes and not as an association taxable as a corporation. As a result, for United States federal income tax purposes, you generally will be treated as owning an undivided interest in the subordinated debentures. Thus, you will be required to include in your gross income your proportionate share of the interest income or original issue discount that is paid or accrued on the subordinated debentures. See below under the caption "—Interest income and original issue discount".

Classification of the subordinated debentures

        Protective intends to take the position that the subordinated debentures will be classified for United States federal income tax purposes as indebtedness of Protective. Protective, PLC Capital Trust IV and you, by your acceptance of a beneficial ownership interest in a trust preferred security, agree to treat the subordinated debentures as indebtedness of Protective for United States federal income tax purposes. No assurance can be given, however, that such position of Protective will not be challenged by the IRS or, if challenged, that such a challenge will not be successful. The remainder of this discussion assumes that the subordinated debentures will be classified as indebtedness of Protective for United States federal income tax purposes.

Interest income and original issue discount

        We anticipate that the subordinated debentures will not be issued with an issue price that is less than their stated redemption price at maturity by more than the statutory de minimis amount. In this case, subject to the discussion below, the subordinated debentures will not be subject to the original issue discount, which we refer to as "OID", rules, at least upon initial issuance, so that you will generally be taxed on the stated interest on the subordinated debentures as ordinary income at the time it is paid or accrued in accordance with your regular method of tax accounting.

        Under the Treasury regulations relating to OID, a debt instrument will be deemed to be issued with OID if there is more than a "remote" contingency that periodic stated interest payments due on the instrument will not be timely paid. Protective believes the likelihood of its exercising its right to defer payments of interest on the subordinated debentures is "remote" within the meaning of the Treasury regulations. As a result, Protective intends to take the position that the subordinated debentures will not be deemed to be issued with OID. However, the Internal Revenue Service could take the position that the likelihood that Protective would exercise its right to defer payments of interest is not a "remote" contingency for this purpose, in which case the subordinated debentures would be treated as initially issued with OID in an amount equal to the aggregate stated interest due over the term of the subordinated debentures. That OID would generally be includible in your taxable income over the term of the subordinated debentures on an economic accrual basis.

        If Protective exercises its right to defer payments of interest on the subordinated debentures, the subordinated debentures will be treated as reissued with OID at that time. Under the OID rules, regardless of your method of accounting, you would accrue interest income each year with respect to the subordinated debentures on an economic accrual basis, including during a deferral period. As a result, cash payments of interest you receive with respect to the subordinated debentures would not be reported separately as taxable income, any amount of OID included in your gross income with respect to the subordinated debentures would increase your tax basis in the trust preferred securities, and cash payments you receive with respect to the trust preferred securities would reduce your tax basis in the trust preferred securities.

        Because the subordinated debentures are indebtedness for United States federal income tax purposes, you will not be entitled to a dividends-received-deduction with respect to any income you recognize on the trust preferred securities.

Distribution of subordinated debentures upon liquidation of PLC Capital Trust IV

        The subordinated debentures held by PLC Capital Trust IV may be distributed to you in exchange for the trust preferred securities if PLC Capital Trust IV is liquidated before the maturity of the subordinated debentures. Under current law, except as described below, this type of distribution from a grantor trust would not be taxable. Your total tax basis in the subordinated debentures you receive will equal the total tax basis that you had in the trust preferred securities exchanged and your holding period in the subordinated debentures you receive will include your holding period in the trust preferred securities exchanged. If, however, PLC Capital Trust IV is treated as an association taxable as a corporation and we elect to distribute the subordinated debentures to you at that time, the distribution would be taxable to PLC Capital Trust IV and to you.

        If you receive subordinated debentures in exchange for the trust preferred securities, you would continue to include in your gross income interest or OID in respect of the subordinated debentures received in the manner described above under the caption "—Interest income and original issue discount".

Sales or redemptions of trust preferred securities

        If you sell the trust preferred securities or receive cash upon redemption of the trust preferred securities, you will recognize gain or loss equal to the difference between the amount realized on the sale or redemption of the trust preferred securities, less an amount equal to any accrued but unpaid stated interest that you did not previously include in income, which will be taxable as ordinary income, and your adjusted tax basis in the trust preferred securities sold or redeemed. Your gain or loss will be a capital gain or loss, provided that you held the trust preferred securities as a capital asset. Such gain or loss will generally be a long-term capital gain or loss if you have held the trust preferred securities for more than one year. Long-term capital gains of individuals are currently subject to tax at reduced capital gains rates. The deductibility of capital losses is subject to limitations.

        The trust preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying subordinated debentures. If you dispose of the securities between record dates for payments of distributions, you will nevertheless be required to include accrued but unpaid interest on the subordinated debentures through the date of disposition in income as ordinary income and to add that amount to your adjusted tax basis in the trust preferred securities disposed of. You will recognize a capital loss to the extent the selling price, which may not fully reflect the value of accrued but unpaid interest, is less than your adjusted tax basis, which will include accrued but unpaid interest. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

        In general, information reporting will apply to payments of income on the trust preferred securities and to the proceeds of the sale of the trust preferred securities, unless you are an exempt recipient, for example a corporation. A backup withholding tax at a rate of 30.0% in 2002 and 2003, 29.0% in 2004 and 2005, 28% in 2006 through 2010 and 31% thereafter will apply to such payments if you fail to provide a taxpayer identification number, unless you have provided a certification of exempt status.

UNDERWRITING

General

        Subject to the terms and conditions of an underwriting agreement and the related pricing agreement, the trust has agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, A.G. Edwards & Sons, Inc., Morgan Stanley & Co. Incorporated, Wachovia Securities, Inc., Morgan Keegan & Company, Inc. and SunTrust Capital Markets, Inc. are acting as the representatives, has severally agreed to purchase from the trust, the number of trust preferred securities set forth opposite its name below:

Underwriter	Number of Trust Preferred Securities
Merrill Lynch, Pierce, Fenner & Smith Incorporated	820,000
A.G. Edwards & Sons, Inc.	805,000
Morgan Stanley & Co. Incorporated	805,000
Wachovia Securities, Inc.	805,000
Morgan Keegan & Company, Inc.	150,000
SunTrust Capital Markets, Inc.	150,000
Bear, Stearns & Co. Inc.	30,000
H&R Block Financial Advisors, Inc.	30,000
Deutsche Bank Securities Inc.	30,000
HSBC Securities (USA) Inc.	30,000
Legg Mason Wood Walker, Incorporated	30,000
McDonald Investments Inc., a KeyCorp Company	30,000
Quick & Reilly, Inc.	30,000
RBC Dain Rauscher Inc.	30,000
Raymond James & Associates, Inc.	30,000
Charles Schwab & Co., Inc.	30,000
U.S. Bancorp Piper Jaffray Inc.	30,000
BB&T Capital Markets, A division of Scott and Stringfellow, Inc.	15,000
CIBC World Markets Corp.	15,000
D.A. Davidson & Co.	15,000
Davenport & Company LLC	15,000
Fahnestock & Co. Inc.	15,000
J.J.B. Hilliard, W.L. Lyons, Inc.	15,000
Janney Montgomery Scott LLC	15,000
Parker/Hunter Incorporated	15,000
SWS Securities, Inc.	15,000

Total	4,000,000

        In the underwriting agreement the several underwriters have agreed, subject to the terms and conditions set forth in that agreement, to purchase all of the trust preferred securities offered hereby if any of the trust preferred securities are purchased. In the event of default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

        Protective and the trust have agreed with the underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute with respect to payments which the underwriters may be required to make.

        The underwriters are offering the trust preferred securities subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the trust preferred securities, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        Certain of the underwriters and their affiliates have in the past and may in the future engage in transactions with, or perform services for, Protective in the ordinary course of their businesses.

Commissions and discounts

        The underwriters have advised us that they propose to offer the trust preferred securities to the public initially at $25 per trust preferred security and to dealers at that price less a concession not in excess of $.50 per trust preferred security. The underwriters may allow, and the dealers may reallow, a discount not in excess of $.40 per trust preferred security to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

        Certain of the underwriters act as lenders to Protective under its revolving credit facility. Since the net proceeds of this offering will be used in part to repay all outstanding indebtedness under the revolving credit facility, those affiliates may receive over 10% of the net proceeds. Accordingly, this offering is being made in compliance with the requirements of Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

        Because the proceeds from the sale of the trust preferred securities and the common securities will be used to purchase the subordinated debentures, Protective has agreed to pay to the underwriters an underwriting commission of $.7875 per trust preferred security (or a total of $3,150,000 without exercise of the underwriters' overallotment option, and $3,622,500 assuming full exercise of the option).

        Protective will pay all expenses, estimated to be approximately $300,000, associated with the offer and sale of the trust preferred securities.

Overallotment Option

        The trust has granted an option to the underwriters to purchase up to 600,000 additional trust preferred securities at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional trust preferred securities proportionate to that underwriter's initial amount reflected in the above table.

New York Stock Exchange listing

        Before this offering, there was no established public trading market for the trust preferred securities. We plan to list the trust preferred securities on the New York Stock Exchange under the symbol "PL PrA." Trading of the trust preferred securities on the New York Stock Exchange is expected to begin within 30 days of the issuance of the trust preferred securities. As part of the requirements for listing the trust preferred securities on the New York Stock Exchange, the underwriters have agreed to sell the trust preferred securities to a minimum of 400 beneficial holders. The representatives have advised Protective that they intend to make a market in the trust preferred securities prior to the commencement of trading on the New York Stock Exchange. However, the representatives have not obligated to do so and may discontinue market making at any time without notice. We cannot give any assurance that a liquid trading market for the trust preferred securities will be available.

No sales of similar securities

        Protective and the trust have agreed that, during a period of 90 days from the date of the pricing of the trust preferred securities, they will not offer, sell, contract to sell or otherwise dispose of any trust preferred securities, any other beneficial interests of the trust or any securities of Protective that are substantially similar to the trust preferred securities, including the guarantee, and including, but not limited to, any securities that are convertible into or exchangeable for or that represent the right to receive trust preferred securities or any such substantially similar securities of either the trust or Protective (except the subordinated debentures and the trust preferred securities offered by this prospectus supplement), without the prior consent of Merrill Lynch & Co.

Settlement

        It is expected that delivery of the trust preferred securities will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the third business day following the date of pricing of the trust preferred securities.

Price Stabilization, Short Positions and Penalty Bids

        Until the distribution of the trust preferred securities is completed, the SEC rules may limit the underwriters from bidding for or purchasing the trust preferred securities. However, the representatives may engage in transactions that stabilize the price of the trust preferred securities, such as bids or purchases that peg, fix or maintain that price.

        The underwriters may purchase and sell the trust preferred securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of trust preferred securities than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional trust preferred securities from the trust in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional trust preferred securities or purchasing trust preferred securities in the open market. In determining the source of trust preferred securities to close out the covered short position, the underwriters will consider, among other things, the price of trust preferred securities available for purchase in the open market as compared to the price at which they may purchase trust preferred securities through the over-allotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing trust preferred securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the trust preferred securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of trust preferred securities made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased trust preferred securities sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the trust preferred securities or preventing or retarding a decline in the market price of the trust preferred securities. As a result, the price of the trust preferred securities may be higher than the price that might otherwise exist in the open market.

        Neither Protective and the trust nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the trust preferred securities. In addition, neither Protective and the trust nor any of the representatives make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Penalty bids

        The representatives also may impose a penalty bid on certain underwriters and selling group members. This means that, if the representatives purchase trust preferred securities in the open market to reduce the underwriters' short position or to stabilize the price of the trust preferred securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those trust preferred securities as part of this offering.

LEGAL OPINIONS

        Certain matters of Delaware law relating to the validity of the trust preferred securities, the enforceability of the trust agreement and the creation of the trust will be passed upon on behalf of the trust by Richards, Layton & Finger, special Delaware counsel to the trust. The validity of the trust preferred securities guarantee, the subordinated debentures and certain matters relating thereto will be passed upon on behalf of Protective by Nancy Kane, Esq., Senior Associate Counsel of Protective. Ms. Kane is an employee of Protective and is a participant in various employee benefit plans offered by Protective. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain United States federal income taxation matters will be passed upon for Protective and the trust by Debevoise & Plimpton.

EXPERTS

        The financial statements incorporated in this prospectus supplement and the accompanying base prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INDEPENDENT ACCOUNTANTS

        With respect to the unaudited financial information of Protective and subsidiaries for the six-month periods ended June 30, 2002 and 2001, incorporated by reference in this prospectus supplement and the accompanying base prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated August 14, 2002 incorporated by reference in this prospectus supplement and the accompanying base prospectus states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-80769

PROSPECTUS

$500,000,000

Protective Life Corporation
Debt Securities
Preferred Stock
Common Stock
Stock Purchase Contracts
Stock Purchase Units
PLC Capital Trust III
PLC Capital Trust IV
Preferred Securities
Guaranteed to the Extent Set Forth in This Document by
Protective Life Corporation

        Protective Life Corporation and PLC Capital Trust III and PLC Capital Trust IV may offer up to $500,000,000 of the securities listed above from time to time. The prospectus contains general information about these securities.

        When Protective, PLC Capital Trust III or PLC Capital Trust IV offer securities, we will provide you with a prospectus supplement containing the specific terms of these securities. You should read this prospectus and any prospectus supplement carefully before you invest.

        Investing in these securities involves risks. Consider carefully the risk factors beginning on page 4 of this prospectus.

        Protective, PLC Capital Trust III or PLC Capital Trust IV may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see "Plan of Distribution" in this prospectus.

        Protective's common stock is listed on the New York Stock Exchange under the trading symbol "PL".

        Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 13, 1999.

WHAT YOU SHOULD KNOW ABOUT THE PROSPECTUS

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

TABLE OF CONTENTS
Prospectus

What You Should Know About the Prospectus	2
Where You Can Find More Information	3
Incorporation of Information We File With the SEC	3
Forward-Looking Statements	4
Risk Factors	4
Protective Life Corporation	8
The PLC Capital Trusts	8
Use of Proceeds	9
Consolidated Earnings Ratios	9
Description of Debt Securities of Protective	10
Description of Capital Stock of Protective	19
Description of Preferred Stock of Protective	20
Description of Common Stock of Protective	20
Description of Preferred Securities of the PLC Capital Trusts	27
Description of the Preferred Securities Guarantees	28
Effect of Obligations Under the Subordinated Debt Securities and the Preferred Securities Guarantees	31
Description of Stock Purchase Contracts and Stock Purchase Units	32
Plan of Distribution	33
Legal Matters	34
Experts	35

WHERE YOU CAN FIND MORE INFORMATION

        Protective files reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        Protective, PLC Capital Trust III and PLC Capital Trust IV have filed a registration statement on Form S-3 with the SEC covering these securities. For more information on Protective, PLC Capital Trust III and PLC Capital Trust IV and the securities, you should refer to our registration statement which includes this prospectus and its exhibits. This prospectus summarizes material provisions of the contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included or incorporated by reference copies of these documents as exhibits to our registration statement.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

        The SEC allows Protective to "incorporate by reference" the information we file with them, which means:

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  incorporated documents are considered part of the prospectus;

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  we can disclose important information to you by referring you to these documents; and

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  information that we file with the SEC will automatically update and supersede the prospectus and any previously incorporated information.

        We incorporate by reference the documents or portions of documents listed below which were filed with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act") under File No. 001-12332:

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  quarterly report on Form 10-Q for the quarter ended March 31, 1999;

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  annual report on Form 10-K for the fiscal year ended December 31, 1998;

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  amended annual report on Form 10-K/A for the fiscal year ended December 31, 1998;

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  current reports on Form 8-K dated February 16, 1999 and April 23, 1999;

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  description of Protective's common stock contained in its Registration Statement on Form 10 on September 4, 1981 as amended by an amendment filed on Form 8 on October 27, 1981; and

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  description of Protective's Rights to Purchase Series A Junior Participating Cumulative Preferred Stock contained in its Form 8-A filed on August 7, 1995.

        We also incorporate by reference each of the following documents or portions of documents that we will file with the SEC after the date of the prospectus until the offering is completed:

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  reports filed under Sections 13(a) and (c) of the Exchange Act;

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  documents filed under Section 14 of the Exchange Act; and

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  reports filed under Section 15(d) of the Exchange Act.

        You may also request a copy of any filings referred to above, excluding exhibits, at no cost by contacting us at: Stockholder Relations, Protective Life Corporation, P.O. Box 2606, Birmingham, Alabama 35202; telephone: (205) 868-3573; facsimile (205) 868-3541.

FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated in it by reference include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect Protective's current view with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified in "Risk Factors," as well as those noted in the documents incorporated by reference which could cause actual results to differ materially from historical results or those anticipated. Forward-looking statements can be identified by use of words such as "expect," "estimate," "project," "budget," "forecast," "anticipated," "plan," and similar expressions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Protective undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes to projections over time.

        In this prospectus, "we", "us", "our" and "Protective" refer to Protective Life Corporation. Unless the content otherwise requires, "trusts" refers to PLC Capital Trust III and PLC Capital Trust IV.

RISK FACTORS

        Investing in securities offered by this prospectus involves certain risks. Any of the following risks could materially adversely affect our business operating results and financial condition and could result in a loss of your investment.

We operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position.

        Life and health insurance is a mature industry. In recent years, the industry has experienced virtually no growth in life insurance sales, though the aging population has increased the demand for retirement savings products. Insurance is a highly competitive industry and Protective encounters significant competition in all lines of business from other insurance companies, many of which have greater financial resources than Protective, as well as competition from other providers of financial services.

        The life and health insurance industry is consolidating, with larger, more efficient organizations emerging from consolidation. Also, mutual insurance companies are converting to stock ownership which will give them greater access to capital markets.

        Protective's ability to compete is dependent upon, among other things, its ability to attract and retain distribution channels to market its insurance and investment products, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of strong financial strength ratings from rating agencies.

        Protective competes against other insurance companies and financial institutions in the origination of commercial mortgage loans.

A ratings downgrade could adversely affect our ability to compete.

        Ratings are an important factor in Protective's competitive position. Rating organizations periodically review the financial performance and condition of insurers, including Protective's insurance subsidiaries. A downgrade in the ratings of Protective's life insurance subsidiaries could adversely affect its ability to sell its products and its ability to compete for attractive acquisition opportunities.

        Rating organizations assign ratings based upon several factors. While most of the considered factors relate to the rated company, some of the factors relate to general economic conditions and circumstances outside the rated company's control. For the past several years rating downgrades in the industry have exceeded upgrades.

Our policy claims fluctuate from year to year.

        Protective's results may fluctuate from year to year on account of fluctuations in policy claims received by Protective.

We could be forced to sell illiquid investments at a loss to cover policyholder withdrawals.

        Many of the products offered by Protective's insurance subsidiaries allow policyholders and contract holders to withdraw their funds under defined circumstances. Protective's insurance subsidiaries design products and configure investment portfolios to provide and maintain sufficient liquidity to support anticipated withdrawal demands and contract benefits and maturities. Formal asset/liability management programs and procedures are used to monitor the relative duration of Protective's assets and liabilities. While Protective's insurance subsidiaries own a significant amount of liquid assets, many of their assets are relatively illiquid. Significant unanticipated withdrawal or surrender activity could, under some circumstances, compel Protective's insurance subsidiaries to dispose of illiquid assets on unfavorable terms, which could have a material adverse effect on Protective.

Interest-rate fluctuations could negatively affect our spread income.

        Sudden and/or significant changes in interest rates expose insurance companies to the risk of not earning anticipated spreads between the interest rate earned on investments and the credited rates paid on outstanding policies. Both rising and declining interest rates can negatively affect Protective's spread income. For example, certain of Protective's insurance and investment products guarantee a minimum credited interest rate. While Protective develops and maintains asset/liability management programs and procedures designed to preserve spread income in rising or falling interest rate environments, no assurance can be given that significant changes in interest rates will not materially affect such spreads.

        Lower interest rates may result in lower sales of Protective's insurance and investment products.

Our insurance subsidiaries are highly regulated.

        Protective's insurance subsidiaries are subject to government regulation in each of the states in which they conduct business. Such regulation is vested in state agencies having broad administrative power dealing with many aspects of the insurance business, which may include premium rates, marketing practices, advertising, policy forms, and capital adequacy, and is concerned primarily with the protection of policyholders rather than share owners. Protective cannot predict the form of any future regulatory initiatives.

The tax treatment of our policyholders' earnings could change.

        Under the Internal Revenue Code of 1986, as amended, income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. This favorable tax treatment may give certain of Protective's products a competitive advantage over other non-insurance products. To the extent that the internal revenue code is revised to reduce the tax-deferred status of life insurance and annuity products, or to increase the tax-deferred status of competing products, all life insurance companies, including Protective's subsidiaries, would be adversely affected with respect to their ability to sell such products, and, depending on grandfathering provisions, the surrenders of existing annuity contracts and life insurance policies. Protective cannot predict what future initiatives may be proposed which may affect Protective.

Industrywide litigation concerning sales practices, agent misconduct, failure to supervise agents, and other matters could result in substantial judgments against us.

        A number of civil jury verdicts have been returned against insurers in the jurisdictions in which Protective does business involving the insurers' sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. Increasingly these lawsuits have resulted in the award of substantial judgments against the insurer that are disproportionate to the actual damages, including material amounts of punitive damages. In some states, including Alabama, juries have substantial discretion in awarding punitive damages which creates the potential for unpredictable material adverse judgments in any given punitive damages suit. Protective and its subsidiaries, like other insurers, in the ordinary course of business, are involved in such litigation or alternatively in arbitration. The outcome of any such litigation or arbitration cannot be predicted with certainty. In addition, in some class action and other lawsuits involving insurers' sales practices, insurers have made material settlement payments.

Our investments are subject to risks.

        Protective's invested assets are subject to customary risks of defaults and changes in market values. The value of Protective's commercial mortgage portfolio depends in part on the financial condition of the tenants occupying the properties which Protective has financed. Factors that may affect the overall default rate on, and market value of, Protective's invested assets include interest rate levels, financial market performance, and general economic conditions, as well as particular circumstances affecting the businesses of individual borrowers and tenants.

Our acquisition strategy involves risks.

        Protective has actively pursued a strategy of acquiring blocks of insurance policies. This acquisition strategy has increased Protective's earnings in part by allowing Protective to position itself to realize certain operating efficiencies associated with economies of scale. There can be no assurance, however, that suitable acquisitions, presenting opportunities for continued growth and operating efficiencies, will continue to be available to Protective, or that Protective will realize the anticipated financial results from its acquisitions.

We are dependent on the performance of others.

        Protective's results may be affected by the performance of others because Protective has entered into various ventures involving other parties. Examples include, but are not limited to: many of Protective's products are sold through independent distribution channels; the Investment Products Division's variable annuity deposits are invested in funds managed by unaffiliated investment managers; and a portion of the sales in the Individual Life, Dental, and Financial Institutions Divisions comes from arrangements with unrelated marketing organizations.

Year 2000 computer compliance issues may adversely affect us.

        Computer hardware and software often denote the year using two digits rather than four; for example, the year 1998 often is denoted by such hardware and software as "98." It is probable that such hardware and software will malfunction when calculations involving the year 2000 are attempted because the hardware and/or software will interpret "00" as representing the year 1900 rather that the year 2000. This "Year 2000" issue potentially affects all individuals and companies (including Protective, its customers, business partners, suppliers, banks, custodians and administrators). The problem is most prevalent in older mainframe systems, but personal computers and equipment containing computer chips could also be affected.

        PLC Capital Trust III and PLC Capital Trust IV share computer hardware and software with Protective and affiliates of Protective.

        There can be no assurances that Protective's Year 2000 efforts will be successful, that interactions with other service providers with Year 2000 issues will not impair Protective's operations, or that the Year 2000 issue will not otherwise adversely affect Protective.

        Should some of Protective's systems not be available due to Year 2000 problems, in a reasonably likely worst case scenario, Protective may experience significant delays in its ability to perform certain functions, but does not expect an inability to perform critical functions or to otherwise conduct business. However, other worst case scenarios, depending upon their duration, could have a material adverse effect on Protective and its operations.

Our reinsurance program involves risks.

        Protective's insurance subsidiaries cede insurance to other insurance companies. However, Protective remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it. The cost of reinsurance is, in some cases, reflected in the premium rates charged by Protective. Under certain reinsurance agreements, the reinsurer may increase the rate it charges Protective for the reinsurance, though Protective does not anticipate increases to occur. Therefore, if the cost of reinsurance were to increase with respect to policies where the rates have been guaranteed by Protective, Protective could be adversely affected.

        Additionally, Protective assumes policies of other insurers. Any regulatory or other adverse development affecting the ceding insurer could also have an adverse effect on Protective.

Our ability to pay principal, interest and/or dividends on offered securities is limited.

        Protective's ability to pay principal and interest on any Debt Securities or dividends on any Preferred Stock or Common Stock is affected by the ability of its insurance company subsidiaries, Protective's principal sources of cash flow, to declare and distribute dividends and to make payments on surplus notes. Surplus notes are deeply subordinated intercompany notes owed by insurance company subsidiaries to Protective that are treated as equity capital of such insurance company subsidiaries for statutory accounting purposes. These payments may be limited by regulatory restrictions and, in the case of payments on surplus notes, by certain financial covenants. Protective's cash flow is also dependent on revenues from investment, data processing, legal and management services rendered to its subsidiaries. Insurance company subsidiaries of Protective are subject to various state statutory and regulatory restrictions, applicable to insurance companies generally, that limit the amount of cash dividends, loans and advances that those subsidiaries may pay to Protective. Under Tennessee insurance laws, Protective's principal operating subsidiary, Protective Life Insurance Company generally may pay dividends to Protective only out of its unassigned surplus as reflected in its statutory financial statements filed in that State. In addition, the Tennessee Commissioner of Insurance must approve, or not disapprove within 30 days of notice, payment of an "extraordinary" dividend from Protective Life. Under Tennessee insurance laws, that term generally refers to a dividend that exceeds, together with all dividends paid by Protective Life within the previous 12 months, the greater of:

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  10% of Protective Life's surplus as regards policyholders at the preceding December 31; or

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  the net gain from operations of Protective Life for the 12 months ended on such December 31.

        No assurance can be given that more stringent restrictions will not be adopted from time to time by states in which Protective's insurance subsidiaries are domiciled, which could have the effect, under certain circumstances, of significantly reducing dividends or other amounts payable to Protective by such subsidiaries without affirmative prior approval by state insurance regulatory authorities.

        In the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of an insurance subsidiary of Protective, all creditors of such subsidiary, including holders of life and health insurance policies, would be entitled to payment in full out of the assets of such subsidiary before Protective, as shareholder or holder of surplus notes, would be entitled to any payment. Creditors would have to be paid in full before the creditors of Protective, including holders of debt securities, would be entitled to receive any payment from the assets of such subsidiary.

PROTECTIVE LIFE CORPORATION

        Protective is a Delaware corporation incorporated in 1981. We are a holding company, whose subsidiaries provide financial services through the production, distribution, and administration of insurance and investment products. Protective Life Insurance Company, founded in 1907, is our principal operating subsidiary. Our principal executive offices are located at 2801 Highway 280 South, Birmingham, Alabama 35223, and its telephone number is (205) 879-9230.

THE PLC CAPITAL TRUSTS

        Protective created PLC Capital Trust III and PLC Capital Trust IV, Delaware statutory business trusts, pursuant to two separate declarations of trust.

        Each trust exists solely to:

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  issue its preferred securities and common securities;

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  invest the gross proceeds of its preferred securities and common securities in Protective's subordinated debt securities; and

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  engage in only those other activities necessary or incidental to these purposes.

        All of the common securities of each trust will be directly or indirectly owned by Protective. The common securities will represent an aggregate liquidation amount equal to at least 3% of each trust's total capitalization. The preferred securities of each trust will represent the remaining 97% of such trust's total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the preferred securities. However, if Protective defaults on the related subordinated debt securities, then cash distributions and liquidation, redemption and other amounts payable on the common securities will be subordinate to the preferred securities in priority of payment.

        The preferred securities of each trust will be guaranteed by Protective as described later in this prospectus.

        Each trust has a term of approximately 55 years, but may earlier terminate as provided in its declaration. Each trust's business and affairs will be conducted by the trustees appointed by Protective, as the direct or indirect holder of all the common securities. The holder of the common securities of each trust will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of the trusts. The duties and obligations of the trustees shall be governed by the declaration of trust for such trust. A majority of the trustees of each trust will be persons who are employees or officers of or affiliated with Protective. One trustee of each trust will be a financial institution which will be unaffiliated with Protective and which shall act as institutional trustee and as indenture trustee for purposes of the Trust Indenture Act of 1939, pursuant to the terms set forth in a prospectus supplement. In addition, unless the institutional trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one trustee of each trust will have its principal place of business or reside in the State of Delaware.

        Protective will pay all fees and expenses related to the trusts and the offering of preferred securities and common securities, the payment of which will be guaranteed by Protective. The office of the Delaware trustee for each PLC Capital Trust in the State of Delaware is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890. Each trust's offices are located at 2801 Highway 280 South, Birmingham, Alabama 35223, and each trust's telephone number is (205) 879-9230.

        The trusts will not have separate financial statements. The statements would not be material to holders of the preferred securities because the trusts will not have any independent operations. Each of the trusts exists solely for the reasons summarized above.

USE OF PROCEEDS

        Except as otherwise described in a prospectus supplement, the proceeds from the sale by any trust of any preferred securities, together with any capital contributed in respect of common securities, will be loaned to Protective in exchange for Protective's subordinated debt securities. We intend to use borrowings from the trusts, and the net proceeds from any sale of our debt securities, preferred stock, common stock, stock purchase contracts and stock purchase units for general corporate purposes unless otherwise specified in a prospectus supplement relating to such securities. Such general corporate purposes may include, but are not limited to, repayments of our indebtedness or the indebtedness of our subsidiaries. Pending such use, the proceeds may be invested temporarily in short-term marketable securities. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities.

CONSOLIDATED EARNINGS RATIOS

        The following table sets forth, for the years and periods indicated, Protective's ratios of:

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  consolidated earnings to fixed charges;

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  consolidated earnings combined fixed charges and to distributions on the guaranteed preferred beneficial interests; and

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  consolidated earnings to the combined fixed charges, distributions on the guaranteed preferred beneficial interests and interest credited on investment products.

        The guaranteed preferred beneficial interests discussed in this prospectus comprise three types of securities:

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  Series A Preferred Securities;
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  Trust I Preferred Securities; and
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  Trust II Preferred Securities.

        We calculate the ratio of "Consolidated Earnings to Fixed Charges" by dividing the sum of income before income tax (BT) and interest expense on debt (I) by interest expense on debt. The formula for this calculation, therefore, would be: (BT+I)/I.

        We calculate the ratio of "Consolidated Earnings to Combined Fixed Charges and Distributions on the Guaranteed Preferred Beneficial Interests" by dividing the sum of income before income tax (BT) and interest expense on debt (I) by the sum of the interest expense on debt (I), and distributions on the guaranteed preferred beneficial interests (G). The resulting formula is: (BT+I)/(I+G). The distributions on the guaranteed preferred beneficial interests (after-tax) is reported in our financial statements as "minority interests in income of consolidated subsidiaries."

        We calculate the ratio of "Earnings to Combined Fixed Charges, Distributions on the Guaranteed Preferred Beneficial Interests and Interest Credited on Investment Products" by dividing the sum of income before income tax (BT), interest expense on debt (I) and interest credited on investment products (IP) by the sum of interest expense on debt (I), distributions on the guaranteed preferred beneficial interests (G) and interest credited on investment products (IP). The formula of this ratio is: (BT+I+IP)/ (I+G+IP). Investment products include products such as guaranteed investment contracts and annuities.

	Year Ended December 31,					Three Months Ended March 31,
	1994	1995	1996	1997	1998	1998	1999
Ratio of Consolidated Earnings to Fixed Charges	14.7	13.6	14.9	17.7	17.3	23.8	20.6
Ratio of Consolidated Earnings to Combined Fixed Charges and Distributions on the Guaranteed Preferred Beneficial Interests	10.8	9.0	10.0	9.2	7.3	7.6	8.3
Ratio of Consolidated Earnings to Combined Fixed Charges, Distributions on the Guaranteed Preferred Beneficial Interests and Interest Credited on Investment Products	1.4	1.4	1.5	1.5	1.5	1.5	1.6

DESCRIPTION OF DEBT SECURITIES OF PROTECTIVE

        The senior debt securities are to be issued in one or more series under the senior indenture, dated as of June 1, 1994, between Protective and The Bank of New York, as trustee, as supplemented by:

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  Supplemental Indenture No. 1, dated as of July 1, 1994;

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  Supplemental Indenture No. 2, dated as of August 1, 1996;

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  Supplemental Indenture No. 3, dated as of September 15, 1996;

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  Supplemental Indenture No. 4, dated as of November 15, 1996; and

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  Supplemental Indenture No. 5, dated as of December 1, 1996.

        The subordinated debt securities are to be issued under the subordinated indenture, dated as of June 1, 1994, between Protective and The Bank of New York, successor to AmSouth Bank by transfer of assets, successor by merger to AmSouth Bank of Alabama, successor by conversion of charter, to AmSouth Bank N.A., as trustee, as amended and supplemented by:

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  Supplemental Indenture No. 1, dated as of June 9, 1994;

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  Supplemental Indenture No. 2, dated as of August 1, 1994;

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  Supplemental Indenture No. 3, dated as of April 29, 1997; and

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  Supplemental Indenture No. 4, dated as of November 20, 1997.

Copies of the indentures have been filed as exhibits to the registration statement which includes this prospectus.

        The following summary relating to the debt securities and provisions of the indentures is not meant to be a complete description and is subject to, and is qualified in its entirety by reference to, all the provisions of the indentures, as they may be amended or supplemented from time to time. Whenever particular sections or defined terms of the indentures, as they may be amended or supplemented from time to time, are referred to herein or in a prospectus supplement, such sections or defined terms are incorporated by reference.

General

        The debt securities will be unsecured obligations of Protective. The senior debt securities will be unsecured and will rank equally with all other unsecured and unsubordinated obligations of Protective. The subordinated debt securities will be subordinate and junior in right of payment to the extent and in the manner set forth in the subordinated indenture to all present and future senior indebtedness of Protective. See "—Subordination under the Subordinated Indenture". The Indentures do not limit the aggregate amount of debt securities which may be issued. Except as otherwise provided in the applicable prospectus supplement, the indentures, as they apply to any series of debt securities, also do not limit the incurrence or issuance of other secured or unsecured debt of Protective or any of Protective's subsidiaries.

        Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered, including:

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  the title;

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  any limit upon the amount that may be issued;

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  the date or dates on which the principal of and premium, if any, will mature or the method of determining such date or dates;

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  the interest rate or rates, which may be fixed or variable, if any, or the method of calculating such rate or rates;

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  the date or dates from which interest, if any, will accrue or the method by which such date or dates will be determined;

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  the date or dates on which interest, if any, will be payable and the record date or dates for such payment;

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  the place or places where principal of, premium, if any, and interest, if any, will be payable;

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  the period(s) within which, the price(s) at which, the currency or currencies (including currency unit or units) in which, and the terms and conditions upon which, such debt securities may be redeemed, in whole or in part, at the option of Protective;

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  any mandatory or optional sinking fund provisions or any provisions or obligations for redeeming the securities and other related terms and provisions;

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  the denominations in which such debt securities are authorized to be issued;

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  the currency or currency unit for which debt securities may be purchased or in which debt securities may be denominated and/or the currency or currencies (including currency unit or units) in which principal of, premium, if any, and interest, if any, on such debt securities will be payable and whether Protective or the holders of any such debt securities may elect to receive payments in respect of such debt securities in a currency or currency unit other than that in which such debt securities are stated to be payable;

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  if the amount of principal of, or any premium or interest on, any of such debt securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

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  if other than the full principal amount, the portion of the principal amount of such debt securities which will be payable upon the acceleration of maturity or the method by which such portion shall be determined;

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  if the principal amount payable at the stated maturity of any of such debt securities cannot be determined as of any one or more dates prior to the stated maturity, the amount which will be deemed to be the principal amount as of any such date for any purpose, including the principal amount which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined);

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  the person to whom any interest on any such debt security shall be payable if other than the person in whose name such debt security is registered on the applicable record date;

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  any addition to, or modification or deletion of, any event of default or any covenant of Protective specified in the indenture with respect to such debt securities;

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  the application, if any, of such means of defeasance or covenant defeasance as may be specified for such debt securities;

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  whether such debt securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depository for such global security or securities;

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  in the case of the subordinated indenture, the terms, if any, upon which the holders may convert or exchange such debt securities into or for common stock of Protective or other securities or property; and

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  any other terms not inconsistent with the terms of the indentures pertaining to such debt securities. (Section 3.1 of each indenture.)

        Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

        Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons. Where debt securities of any series are issued in bearer form, the prospectus supplement will describe the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, which apply to any such debt securities and to payment on and transfer and exchange of such debt securities. Bearer debt securities will be transferable by delivery. (Section 3.5 of each indenture.)

        Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities.

        If the purchase price of any of the debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units, the prospectus supplement will set forth the restrictions, elections, certain federal income tax considerations, specific terms and other information with respect to such issue of debt securities and such foreign currency or currency.

        If any index is used to determine the amount of principal payments, premium, if any, or interest on any series of debt securities, the prospectus supplement will describe the special federal income tax, accounting and other considerations applicable.

        The general provisions of the indentures do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving Protective that may adversely affect holders of the debt securities.

Payment, Registration, Transfer and Exchange

        Unless otherwise provided in the applicable prospectus supplement, payments in respect of the debt securities will be made in the designated currency at the office or agency of Protective maintained for that purpose as Protective may designate from time to time. Protective may also make interest payments, if any, on debt securities in registered form:

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  by checks mailed to the holders of debt securities at their registered addresses; or

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  by wire transfer to an account maintained by the holder as specified in the register. (Sections 3.7(a) and 9.2 of each indenture.)

        Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on debt securities in registered form will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest. (Section 3.7(a) of each indenture.)

        Payment on debt securities in bearer form will be made in the currency and in the manner designated in the prospectus supplement, subject to any applicable laws and regulations, at the paying agencies outside the United States appointed by Protective from time to time. The prospectus supplement will name the initial paying agents outside the United States for a series of debt securities. Protective may at any time designate additional paying agents or rescind the designation of any paying agents. However, if debt securities of a series are issuable as registered securities, Protective will be required to maintain at least one paying agent in each place of payment for such series. If debt securities of a series are issuable as bearer securities, Protective will be required to maintain a paying agent in a place of payment outside the United States where debt securities of such series and any coupons may be presented and surrendered for payment. (Section 9.2 of each indenture.)

        All moneys paid by Protective to the debt trustees or a paying agent for the payment of the principal of, or any premium or interest on, any debt security which remain unclaimed at the end of two years will be repaid to Protective. The holder of a debt security may look only to Protective for payment after such time. (Section 9.3 of each indenture.)

        Unless otherwise provided in the applicable prospectus supplement, debt securities in registered form will be transferable or exchangeable at the agency Protective designates from time to time. (Sections 3.5 and 9.2 of each indenture.) Debt securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection therewith. (Section 3.5 of each indenture.)

Global Debt Securities

        The debt securities of a series may be issued in whole or in part in global form. A debt security in global form will be deposited with, or on behalf of, a depository which will be named in the applicable prospectus supplement. In such a case, one or more global debt securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global debt security or securities. (Section 3.3 of each indenture.) Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global debt security may not be transferred or exchanged except (1) as a whole among the depository for such global debt security and its nominee and/or their successors and (2) in the circumstances described in the applicable prospectus supplement. (Section 3.5 of each indenture.)

        The applicable prospectus supplement will describe the specific terms of the depository arrangement with respect to any portion of a series of debt securities to be listed in global form. Protective expects that the following provisions will apply to depository arrangements.

        Upon the issuance of any global debt security, and the deposit of such global debt security with or on behalf of the depository, the depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global debt security to the accounts of institutions that have accounts with the depository or its nominee. These institutions are referred to as "participants." The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of such debt securities or by Protective, if such debt securities are offered and sold directly by Protective. Only participants or persons that hold interests through participants may have beneficial ownership interests in a global debt security. The depository or its nominee will maintain records of the ownership of beneficial interests held by participants. Participants will maintain records of the beneficial ownership interests of persons that hold through them. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The above limitations and such laws may impair the ability to transfer beneficial interests in such global debt securities.

        So long as the depository, or its nominee, is the registered owner of a global debt security, the depository or its nominee will be considered the sole owner or holder of the debt securities for all purposes under each indenture. (Section 3.8 of each indenture.) Unless otherwise specified in the applicable prospectus supplement and except as specified below, owners of beneficial interests in a global debt security will not be entitled to have debt securities of the series represented by such global debt security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in certificated form and will not be considered the holders for any purposes under the relevant indenture. (Section 3.5 of each indenture.)

        Each person owning a beneficial interest in a global debt security must rely on the procedures of the depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the relevant indenture. The depository may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the relevant indenture. Protective understands that, under existing industry practices, if Protective requests any action of holders or any owner of a beneficial interest in a global debt security desires to give any notice or take any action a holder is entitled to give or take under the relevant indenture, the depository would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        Unless otherwise specified in the applicable prospectus supplement, payments with respect to principal, premium, if any, and interest, if any, on debt securities represented by a global debt security registered in the name of a depository or its nominee will be made to such depository or its nominee, as the registered owner of such global debt security.

        Protective expects that the depository for any debt securities issued in global form, will immediately credit participants' accounts with payments of principal, premium or interest, in amounts proportionate to their respective beneficial interests in the principal amount of such global debt security as shown on the records of such depository. Protective also expects that payments by participants to owners of beneficial interests in such global debt security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names," and will be the responsibility of such participants. Nevertheless, payments, transfers, exchanges and other matters relating to beneficial interests in a global debt security may be subject to various policies and procedures adopted by the depository from time to time. None of Protective, the respective debt trustee or any agent of Protective or the respective debt trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests of a global debt security, or for maintaining, supervising or reviewing any records relating to such beneficial interests. (Section 3.8 of each indenture.)

        Unless otherwise specified in the applicable prospectus supplement, if the depository for any debt securities issued in global form notifies Protective that it is unwilling or unable to continue as depository and a successor depository is not appointed by Protective within 90 days, Protective will issue such debt securities in definitive certificated form in exchange for such global debt security. In addition, Protective may at any time and in its sole discretion determine not to have any of the debt securities of a series issued in global form and, in such event, will issue debt securities of such series in definitive certificated form in exchange for all of the global debt securities representing such debt securities. (Section 3.5 of each indenture.)

        The debt securities of a series may also be issued in whole or in part in the form of one or more bearer global securities that will be deposited with a depository, or with a nominee for such depository, identified in the applicable prospectus supplement. Any such bearer global securities may be issued in temporary or permanent form. (Section 3.4 of each indenture.) The applicable prospectus supplement will describe the specific terms and procedures, including the specific terms of the depository arrangement, with respect to any portion of a series of debt securities to be represented by one or more bearer global securities.

Consolidation, Merger or Sale by Protective

        Under the terms of each indenture, Protective is prohibited from consolidating with or merging into any other corporation or from selling its assets substantially as an entirety, unless:

  •
  the corporation formed by such consolidation or into which Protective is merged or the corporation which acquires its assets is organized in the United States and expressly assumes all of the obligations of Protective under each indenture;

  •
  immediately after giving effect to such transaction, no default or event of default shall have happened and be continuing; and

  •
  if, as a result of such transaction, properties or assets of Protective would become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the debt securities of any series, Protective or its successor shall take steps necessary to secure such debt securities equally and ratably with all indebtedness secured thereby.

        Upon any such consolidation, merger or sale, the successor corporation formed by such consolidation, or into which Protective is merged or to which such sale is made, shall succeed to and be substituted for Protective under each indenture. (Section 7.1 of each indenture.)

Events of Default, Notice and Certain Rights on Default

        Each indenture provides that, if an event of default occurs with respect to the debt securities of any series and is continuing, the trustee for such series or the holders of 25% in aggregate principal amount of all of the outstanding debt securities of that series, by written notice to Protective, and to the trustee for such series, if notice is given by such holders of debt securities, may declare the principal of, or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount specified in the prospectus supplement, and accrued interest on all the debt securities of that series to be due and payable. However, with respect to any debt securities, including subordinated debt securities, issued under the subordinated indenture, the payment of principal and interest on such debt securities shall remain subordinated to the extent provided in Article 12 of the subordinated indenture. (Section 5.2 of each indenture.)

        The following are events of default with respect to debt securities unless otherwise provided in a prospectus supplement relating to the debt securities of a particular series:

  •
  default for 30 days in payment of any interest on any debt security of that series or any applicable coupon or any additional amount payable with respect to debt securities of such series as specified in the applicable prospectus supplement when due;

  •
  default in payment of principal, or premium, if any, at maturity or on redemption or otherwise, or in the making of a mandatory sinking fund payment of any debt securities of that series when due;

  •
  default for 60 days after notice to Protective by the trustee for such series, or by the holders of 25% in aggregate principal amount of the debt securities of such series then outstanding, in the performance of any other agreement in the debt securities of that series, in the indenture or in any supplemental indenture or board resolution referred to therein under which the debt securities of that series may have been issued;

  •
  default in payment of principal relating to indebtedness of Protective and its consolidated subsidiaries for borrowed money having an aggregate principal amount exceeding $25 million (after the expiration of any applicable grace period with respect thereto), or other default resulting in acceleration of indebtedness of Protective and its consolidated subsidiaries for borrowed money where the aggregate principal amount so accelerated exceeds $25 million and such acceleration is not rescinded or annulled within 30 days after the written notice thereof to Protective by the respective trustee or to Protective and the respective trustee by the holders of 25% in aggregate principal amount of the debt securities of such series then outstanding; provided that such event of default will be remedied, cured or waived if the default that resulted in such event of default is remedied, cured or waived; and

  •
  certain events of bankruptcy, insolvency or reorganization of Protective or Protective Life Insurance Company. (Section 5.1 of each indenture.)

Events of default with respect to a specified series of debt securities may be added to the indenture and will be described in the applicable prospectus supplement. (Sections 3.1 and 5.1 (7) of each indenture.)

        Each indenture provides that the respective trustee will, within 90 days after the occurrence of a default with respect to the debt securities of any series, give to the holders of the debt securities of that series notice of all defaults known to it unless such default has been cured or waived. However, except in the case of a default in payment on the debt securities of that series, the respective trustee may withhold the notice if and so long as the Board of Directors of Protective, the executive committee thereof or a committee of its responsible officers in good faith determines that withholding such notice is in the interests of the holders of the debt securities of that series. (Section 6.6 of each indenture.) "Default" means any event which is, or after notice or passage of time or both, would be, an event of default. (Section 1.1 of each indenture.)

        Each indenture provides that the holders of a majority in aggregate principal amount of the debt securities of each series affected (with each such series voting as a class) may, subject to certain limited conditions, direct the time, method and place of conducting any proceeding for any remedy available to the trustee for such series, or exercising any trust or power conferred on such trustee. (Section 5.8 of each indenture.)

        Each indenture includes a covenant that Protective will file annually with the respective trustee a certificate as to Protective's compliance with all conditions and covenants of such indenture. (Section 9.6 of each indenture.)

        The holders of a majority in aggregate principal amount of any series of debt securities by written notice to the trustee for such series may waive, on behalf of the holders of all debt securities of such series, any past default or event of default with respect to that series and its consequences, except a default or event of default in the payment of the principal of, premium, if any, or interest, if any, on any debt security. (Section 5.7 of each indenture.)

Modification of the Indentures

        Each indenture contains provisions permitting Protective and the respective debt trustee to enter into one or more supplemental indentures without the consent of the holders of any of the debt securities in order:

  •
  to evidence the succession of another corporation to Protective and the assumption of the covenants of Protective by a successor to Protective;

  •
  to add to the covenants of Protective or surrender any right or power of Protective;

  •
  to add additional events of default with respect to any series of debt securities;

  •
  to add or change any provisions to such extent as necessary to permit or facilitate the issuance of debt securities in bearer form;

  •
  to change or eliminate any provision affecting only debt securities not yet issued;

  •
  to secure the debt securities;

  •
  to establish the form or terms of debt securities;

  •
  to evidence and provide for successor debt trustees or to add or change any provisions to such extent as necessary to permit or facilitate the appointment of a separate trustee or trustees for specific series of debt securities;

  •
  if allowed without penalty under applicable laws and regulations, to permit payment in respect of debt securities in bearer form in the United States;

  •
  to correct any defect or supplement any inconsistent provisions or to make any other provisions with respect to matters or questions arising under such indenture or to cure any ambiguity or correct any mistake, provided that any such action does not adversely affect the interests of any holder of debt securities of any series then outstanding; or

  •
  in the case of the subordinated indenture, to modify the subordination provisions thereof in a manner not adverse to the holders of subordinated debentures of any series then outstanding (and in the case of subordinated debentures issued in return for the proceeds of preferred securities of any series then outstanding, not adverse to the holders of such preferred securities). (Section 8.1 of each indenture.)

        Each indenture also contains provisions permitting Protective and the respective debt trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities affected by such supplemental indenture, with the debt securities of each series voting as a class, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of such indenture or any supplemental indenture or modifying the rights of the holders of debt securities of such series, except that, without the consent of the holder of each debt security so affected, no such supplemental indenture may:

  •
  change the time for payment of principal or premium, if any, or interest on any debt security;

  •
  reduce the principal of, or any installment of principal of, or premium, if any, or interest on any debt security, or change the manner in which the amount of any of the foregoing is determined;

  •
  reduce the interest rate, the amount of principal or the amount of premium, if any, payable upon the redemption of any debt security;

  •
  reduce the amount of principal payable upon acceleration of the maturity of any original issue discount or indexed security;

  •
  change the currency or currency unit in which any debt security or any premium or interest thereon is payable;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

  •
  reduce the percentage in principal amount of the outstanding debt securities affected thereby the consent of whose holders is required for modification or amendment of such indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

  •
  change the obligation of Protective to maintain an office or agency in the places and for the purposes specified in such indenture;

  •
  in the case of the subordinated indenture, modify the subordination provisions thereof in a manner adverse to the holders of subordinated debentures of any series then outstanding, and in the case of subordinated debentures issued in return for the proceeds of preferred securities of any series then outstanding, adverse to the holders of such preferred securities; or

  •
  modify the provisions relating to waiver of certain defaults or any of the foregoing provisions. (Section 8.2 of each indenture.)

Subordination under the Subordinated Indenture

        In the subordinated indenture, Protective has covenanted and agreed that any subordinated debt securities issued thereunder are subordinate and junior in right of payment to all present and future senior indebtedness to the extent provided in the subordinated indenture. The subordinated indenture defines the term "senior indebtedness" as the principal, premium, if any, and interest on:

  •
  all indebtedness of Protective, whether outstanding on the date of the issuance of subordinated debt securities or thereafter created, incurred or assumed, which is for money borrowed, or which is evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

  •
  any indebtedness of others of the kinds described in the preceding clause for the payment of which Protective is responsible or liable as guarantor or otherwise; and

  •
  amendments, renewals, extensions and refundings of any such indebtedness,

unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is expressly provided that such indebtedness is not superior in right of payment to subordinated debt securities.

        The senior indebtedness shall continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness.

        No direct or indirect payment, in cash, property or securities, by set-off or otherwise, shall be made or agreed to be made on account of the subordinated debt securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of subordinated debt securities, if:

  •
  Protective defaults in the payment of any principal, or premium, if any, or interest on any senior indebtedness, whether at maturity or at a date fixed for prepayment or declaration or otherwise; or

  •
  an event of default occurs with respect to any senior indebtedness permitting the holders to accelerate the maturity and written notice of such event of default, requesting that payments on subordinated debt securities cease, is given to Protective by the holders of senior indebtedness, unless and until such default in payment or event of default has been cured or waived or ceases to exist.

        All present and future senior indebtedness, including, without limitation, interest accruing after the commencement of any such proceeding, assignment or marshalling of assets, shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made by Protective on account of subordinated debt securities in the event of:

  •
  any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Protective, its creditors or its property;

  •
  any proceeding for the liquidation, dissolution or other winding-up of Protective, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

  •
  any assignment by Protective for the benefit of creditors; or

  •
  any other marshalling of the assets of Protective.

In any such event, payments or distributions which would otherwise be made for subordinated debt securities will generally be paid to the holders of senior indebtedness, or their representatives, in accordance with the priorities existing between these creditors at that time until the senior indebtedness is paid in full. If the payments or distributions on subordinated debt securities are in the form of Protective's securities or those of any other corporation under a plan or reorganization or adjustment and are subordinate to outstanding senior indebtedness and to any securities issued with respect to such senior indebtedness under a plan of reorganization or readjustment, they will be made to the holders of the subordinated debt securities. No present or future holder of any senior indebtedness will be prejudiced in the right to enforce the subordination of subordinated debt securities by any act or failure to act on the part of Protective.

        Senior indebtedness will only be deemed to have been paid in full if the holders of such indebtedness have received cash, securities or other property which is equal to the amount of the outstanding senior indebtedness. After payment in full of all present and future senior indebtedness, holders of subordinated debt securities will be subrogated to the rights of any holders of senior indebtedness to receive any further payments or distributions that are applicable to the senior indebtedness until all the subordinated debt securities are paid in full. In matters between holders of subordinated debt securities and any other type of Protective's creditors, any payments or distributions that would otherwise be paid to holders of senior debt securities and that are made to holders of subordinated debt securities because of this subrogation will be deemed a payment by Protective on account of senior indebtedness and not on account of subordinated debt securities.

        The subordinated indenture provides that the foregoing subordination provisions, may be changed prior to the issuance of any subordinated debt securities. The prospectus supplement relating to such subordinated debt securities would describe any such change.

        The subordinated indenture places no limitation on the amount of additional senior indebtedness that may be incurred by Protective. Protective expects from time to time to incur additional indebtedness constituting senior indebtedness.

Defeasance and Covenant Defeasance

        If indicated in the applicable prospectus supplement, Protective may elect either:

  •
  to defease and be discharged from any and all obligations with respect to the debt securities of or within any series, except as otherwise provided in the relevant indenture ("defeasance"); or

  •
  to be released from its obligations with respect to certain covenants applicable to the debt securities of or within any series ("covenant defeasance"), upon the deposit with the relevant debt trustee (or other qualifying trustee), in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of and any premium or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon.

        As a condition to defeasance or covenant defeasance, Protective must deliver to the relevant debt trustee an officer's certificate and an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under the first clause above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant indenture. Additional conditions to defeasance include:

  •
  delivery by Protective to the relevant debt trustee of an officer's certificate to the effect that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such defeasance;

  •
  no event of default with respect to such debt securities or any other debt securities occurring or continuing at the time of such defeasance or, in the case of certain bankruptcy events of default, at any time on or prior to the 90th day after the date of such defeasance; and

  •
  such defeasance not resulting in the trust arising from the deposit of any moneys in respect of such defeasance constituting an "investment company" within the meaning of the Investment Company Act unless such trust shall be registered under such Act or exempt from registration thereunder. (Article 4 of each indenture.)

If indicated in the applicable prospectus supplement, in addition to obligations of the United States or an agency or instrumentality thereof, government obligations may include obligations of the government or an agency or instrumentality of the government issuing the currency or currency unit in which debt securities of such series are payable. (Sections 1.1 and 3.1 of each indenture.)

        In addition, with respect to the subordinated indenture, in order to be discharged:

  •
  no event or condition shall exist that, pursuant to certain provisions described under "—Subordination under the Subordinated Indenture" above, would prevent Protective from making payments of principal of, and premium, if any, and interest on subordinated debt securities and applicable coupons at the date of the irrevocable deposit referred to above or at any time during the period ending on the 121st day after such deposit date; and

  •
  Protective shall deliver to the trustee under the subordinated indenture an opinion of counsel to the effect that the trust funds will not be subject to any rights of holders of senior indebtedness, and after the 121st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally except that if a court were to rule under any such law in any case or proceeding that the trust refunds remained the property of Protective, then the trustee under the subordinated indenture and the holders of subordinated debt securities would be entitled to certain rights as secured creditors in such trust funds. (Section 4.6 of the subordinated indenture.)

        Protective may exercise its defeasance option with respect to such debt securities notwithstanding its prior exercise of its covenant defeasance option. If Protective exercises its defeasance option, payment of such debt securities may not be accelerated because of an event of default. If Protective exercises its covenant defeasance option, payment of such debt securities may not be accelerated by reason of a default or an event of default with respect to the covenants to which such covenant defeasance is applicable. However, if such acceleration were to occur by reason of another event of default, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on such debt securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

Notices

        Notices to holders of registered debt securities will be given by mail to the addresses of such holders as they may appear in the register for the relevent series of debt securities. (Section 1.6 of each indenture)

Title

        Protective, the debt trustee and any agent of Protective or the debt trustee may treat the person in whose name a debt security is registered as the absolute owner thereof, whether or not such debt security may be overdue, for the purpose of receiving payment and for all other purposes. (Section 3.8 of each indenture.)

Governing Law

        The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 1.11 of each indenture.)

The Trustee

        The Bank of New York is the trustee under the senior indenture and the subordinated indenture. Protective may also maintain banking and other commercial relationships with The Bank of New York and its affiliates in the ordinary course of business. The Bank of New York is also the registrar and transfer agent for Protective's common stock. The indentures contain certain limitations on the right of The Bank of New York, should it become a creditor of Protective, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Bank of New York will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the debt securities, it must eliminate such conflict or resign.

DESCRIPTION OF CAPITAL STOCK OF PROTECTIVE

Authorized and Outstanding Capital Stock

        The authorized capital stock of Protective is 164,000,000 shares, consisting of:

  •
  3,600,000 shares of preferred stock, par value $1.00 per share, of which no shares were outstanding as of March 31, 1999;

  •
  400,000 shares of Series A Junior Participating Cumulative Preferred Stock, par value $1.00 per share (the "Junior Preferred Stock"), of which no shares were outstanding as of March 31, 1999; and

  •
  160,000,000 shares of common stock, par value $.50 per share, of which 64,502,092 shares, as well as the same number of rights ("Rights") to purchase shares of Junior Preferred Stock pursuant to the Rights Agreement, dated August 7, 1995 (the "Rights Agreement"), between Protective and The Bank of New York, as successor to AmSouth Bank, as Rights Agent, were outstanding as of June 30, 1999.

        In general, the classes of authorized capital stock are afforded preferences with respect to dividends and liquidation rights in the order listed above. The Board of Directors of Protective may, without approval of the stockholders, issue preferred stock in one or more series, with the numbers of shares of each series and the rights, preferences and limitations of each series to be determined by it. The specific matters that may be determined by the Board of Directors include the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of preferred stock, or of the entire class of preferred stock if none of such shares have been issued, the number of shares constituting any such series and the terms and conditions of the issue thereof. The descriptions set forth below do not purport to be complete and are qualified in their entirety by reference to:

  •
  the 1998 Restated Certificate of Incorporation of Protective;

  •
  the 1998 Restated By-laws of Protective; and

  •
  the Rights Agreement.

Copies of each of these documents are filed as exhibits to the registration statement which includes this prospectus.

        No holders of any class of Protective's capital stock are entitled to preemptive rights.

DESCRIPTION OF PREFERRED STOCK OF PROTECTIVE

        The particular terms of any series of preferred stock to be offered pursuant to this prospectus will be set forth in a prospectus supplement. The rights, preferences, privileges and restrictions, including dividend rights, voting rights, terms of redemption and liquidation preferences, of the preferred stock of each series will be fixed or designated pursuant to a certificate of designation adopted by the Board of Directors or a duly authorized committee thereof. The description of the terms of a particular series of preferred stock that will be set forth in a prospectus supplement does not purport to be complete and is qualified in its entirety by reference to the certificate of designation relating to such series.

DESCRIPTION OF COMMON STOCK OF PROTECTIVE

General

        Subject to the rights of the holders of any shares of preferred stock which may at the time be outstanding, holders of common stock are entitled to such dividends as the Board of Directors may declare out of legally available funds. The holders of common stock will possess exclusive voting rights in Protective, except to the extent the Board of Directors specifies voting power with respect to any preferred stock issued. Except as hereinafter described, holders of common stock are entitled to one vote for each share of common stock, but will not have any right to cumulate votes in the election of directors. In the event of liquidation, dissolution or winding up of Protective, the holders of common stock are entitled to receive, after payment of all of Protective's debts and liabilities and of all sums to which holders of any preferred stock may be entitled, the distribution of any remaining assets of Protective. Holders of common stock will not be entitled to preemptive rights with respect to any shares which may be issued. Any shares of common stock sold hereunder will be fully paid and nonassessable. The Bank of New York is the registrar and transfer agent for the common stock. The common stock is listed on the New York Stock Exchange under the symbol "PL."

Potential Anti-takeover Effect of Protective's Restated Certificate of Incorporation

        The provisions of Protective's certificate of incorporation that are summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interests, including those attempts that might result in a premium over the market price for the shares held by stockholders.

        Issuance of Preferred Stock.    Pursuant to the certificate of incorporation, the Board of Directors by resolution may establish one or more series of preferred stock having such number of shares, designation, relative voting rights, dividend rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the Board of Directors without any further stockholder approval. Such rights, preferences, privileges and limitations as may be established could have the effect of impeding or discouraging the acquisition of control of Protective.

        Business Combinations.    Protective's certificate of incorporation contains a "fair price" provision which generally requires that certain "business combinations" with a "related person" (generally the beneficial owner, together with affiliates and associates of such person, of at least 20 percent of Protective's voting stock) be approved by the holders of at least 80 percent of Protective's voting stock and the holders of at least 67 percent of the voting stock held by stockholders other than such related person, unless:

  (1)
  at least a majority of the "continuing directors" of Protective

  •
  has expressly approved in advance the acquisition of Protective's voting stock that caused the related person involved in the business combination to become a related person; or

  •
  has approved the business combination; or

  (2)
  the business combination is either a "reorganization" or a business combination in which Protective is the surviving corporation and, in either event, the cash or fair market value of the property, securities or other consideration to be received per share as a result of the business combination by holders of the common stock of Protective other than the related person is not less than the highest per share price, with appropriate adjustments for recapitalizations and for stock splits, stock dividends and like distributions, paid by such related person in acquiring any holdings of Protective's common stock either in or subsequent to the transaction or series of transactions by reason of which the related person became a related person.

        Protective's certificate of incorporation contains the following definitions:

        "Business combination" means:

  •
  any reorganization of Protective or a subsidiary of Protective with or into a related person;

  •
  any sale, lease, exchange, transfer or other disposition, including without limitation a pledge, mortgage or any other security device, of all or any "substantial part" of the assets either of Protective or of a subsidiary of Protective, or both, to a related person;

  •
  any reorganization of a related person with or into Protective or a subsidiary of Protective;

  •
  any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a related person to Protective or a subsidiary of Protective;

  •
  the issuance of any securities of Protective or any subsidiary of Protective to a related person except if such issuance were a stock split, stock dividend or other distribution pro rata to all holders of the same class of voting stock;

  •
  any reclassification of Protective's securities, including any reverse stock split, or any other recapitalization that would have the effect of increasing the voting power of a related person; and

  •
  any agreement, contract, plan or other arrangement providing for any of the transactions described in the definition of business combination.

        For purposes of Protective's certificate of incorporation, "continuing director" means a director who was a member of the Board of Directors of Protective immediately prior to the time such related person became a related person.

        "Substantial part" means more than 20 percent of the fair market value of the total assets of the corporation in question, as determined in good faith by a majority of the continuing directors as of the end of its most recent fiscal year ending prior to the time the determination is being made.

        "Reorganization" is defined to mean a merger, consolidation, plan of exchange, sale of all or substantially all of the assets (including, in the case of a subsidiary of Protective, bulk reinsurance or cession of substantially all of its policies and contracts) or other form of corporate reorganization pursuant to which shares of voting stock, or other securities of the subject corporation, are to be converted or exchanged into cash or other property, securities or other consideration.

        Under the certificate of incorporation, the amendment of, repeal of or adoption of any provision inconsistent with provisions of the certificate of incorporation relating to business combinations with a related person requires the affirmative vote of the holders of at least 80 percent of Protective's voting stock and the holders of at least 67 percent of Protective's voting stock held by holders other than such related person.

Share Purchase Rights Plan

        On August 7, 1995, the Board of Directors of Protective declared a dividend distribution of one Right for each outstanding share of common stock. The distribution was payable on August 18, 1995 to the shareholders of record on that date. Each Right currently entitles the registered holder to purchase from Protective, under certain circumstances, one two-hundredth of a share of Junior Preferred Stock at a purchase price of $55 per one two-hundredth of a share of Junior Preferred Stock, subject to adjustment.

        The Rights will be evidenced, with respect to any of the common stock certificates outstanding as of August 18, 1995, by such common stock certificate with a copy of a "Summary of Rights" attached thereto until the earlier to occur of:

  •
  ten business days following the time of a public announcement or notice to Protective that a person or group of affiliated or associated persons (an "acquiring person") acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Stock of Protective (the "stock acquisition time"); or

  •
  ten business days, or such later date determined by the Board of Directors, following the commencement or announcement of an intention to make a tender offer or exchange offer which, if successful, would cause the bidder to own 15% or more of the outstanding common stock.

        The earlier of these dates is referred to as the "distribution date".

        The Rights Agreement provides that, until the distribution date, the Rights will be transferred with and only with the common stock. Until the distribution date, or earlier redemption or expiration of the Rights, new common stock certificates issued after August 18, 1995, upon transfer or new issuance of the common stock, will contain a notation incorporating the Rights Agreement by reference. Until the distribution date, or earlier redemption or expiration of the Rights, the surrender for transfer of any of the common stock certificates outstanding as of August 18, 1995, even without a copy of a "Summary of Rights" attached thereto, will also constitute the transfer of the Rights associated with the common shares represented by such certificate. As soon as practicable following the distribution date, separate certificates evidencing the Rights will be mailed to holders of record of the common stock as of the close of business on the distribution date and such separate right certificates alone will evidence the Rights.

        The Rights are not exercisable until the distribution date. The Rights will expire on August 18, 2005, unless earlier redeemed by Protective as described below or extended.

        To prevent dilution, the purchase price payable and the number of shares of Junior Preferred Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time in connection with the following events:

  •
  in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Stock;

  •
  upon the fixing of a record date for the issuance to holders of Junior Preferred Stock of certain rights, options or warrants to subscribe for or purchase Junior Preferred Stock or convertible securities at less than the current market price of Junior Preferred Stock; or

  •
  upon the fixing of a record date for the making of a distribution to holders of Junior Preferred Stock of evidences of indebtedness or assets, excluding regular periodic cash dividends not exceeding 125% of the last regular periodic cash dividend or dividends payable in Junior Preferred Stock, or of subscription rights or warrants, other than those referred to above.

The number of Rights and number of shares of Junior Preferred Stock issuable upon the exercise of each Right are also subject to adjustment in the event of a stock split, combination or stock dividend on the common stock prior to the distribution date.

        With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price. No fractional shares of common stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market value of the common stock on the last trading date prior to the date of exercise.

        In the event that after the stock acquisition time, Protective is acquired in a merger or other business combination transaction or 50% or more of its assets, cash flow or earning power are sold or otherwise transferred, the Rights Agreement provides that proper provision shall be made so that each holder of a Right, other than the acquiring person, upon the exercise thereof at the then-current exercise price of the Right, shall thereafter be entitled to receive that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the Right. In the event that Protective were the surviving corporation in a merger and its common stock was changed or exchanged, proper provision shall be made so that each holder of a Right, other than the acquiring person, will thereafter have the right to receive upon exercise, that number of shares of the common stock having a market value of two times the exercise price of the Right.

        In the event that a person or group becomes an acquiring person (otherwise than pursuant to a tender offer or exchange offer for all outstanding shares of common stock at a price and on terms which are determined to be fair and in the best interests of Protective and its stockholders by a majority of the members of the Board of Directors of Protective who are not acquiring persons or representatives or nominees of or affiliated or associated with an acquiring person), proper provision shall be made so that each holder of a Right, other than Rights that were beneficially owned by the acquiring person, which will thereafter be void, will thereafter have the right to receive upon exercise that number of shares of common stock having a market value, as defined in the Rights Agreement, of two times the exercise price of the Right. A person or group will not be deemed to be an acquiring person if the Board of Directors of Protective determines that such person or group became an acquiring person inadvertently and such person or group promptly divests itself of a sufficient number of shares of common stock so that such person or group is no longer an acquiring person.

        At any time prior to the earlier of (1) the stock acquisition time and (2) August 18, 2005, Protective, by resolution of its Board of Directors, may redeem the Rights in whole, but not in part, at a redemption price of $.01 per Right. Immediately upon the action of the Board of Directors electing to redeem the Rights or at such time subsequent to such action as the Board of Directors may determine, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive this redemption price.

        At any time after a person becomes an acquiring person and prior to the acquisition by such person of 50% or more of the outstanding common stock of Protective, the Board of Directors of Protective may exchange the Rights, other than Rights beneficially owned by such person which have become void, in whole or in part, for common stock of Protective at an exchange ratio of one share of common stock per Right, subject to adjustment. Protective may at its option substitute shares of Junior Preferred Stock, or other series of substantially similar preferred stock of Protective, for some or all of the shares of common stock exchangeable for Rights, at an exchange ratio of one two-hundredth of a share of Junior Preferred Stock, or such other series of preferred stock, for each share of common stock to be exchanged.

        Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Protective, other than rights resulting from such holder's ownership of shares of common stock, including, without limitation, the right to vote or to receive dividends. Stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for common stock, or other consideration, of Protective or for common stock of the acquiring company as set forth above.

        The Rights and the Rights Agreement can be amended by Protective's Board of Directors in any respect, including, without limitation, any extension of the period in which the Right certificates may be redeemed, at any time prior to the stock acquisition time. From and after such time, without the approval of the stockholders of Protective or the holders of the Rights, the Board of Directors may only supplement or amend the Rights Agreement in order to:

  •
  cure any ambiguity;

  •
  correct or supplement any provision contained in the Rights Agreement which may be defective or inconsistent with any other provision in the Rights Agreement;

  •
  shorten or lengthen any time period under the Rights Agreement; or

  •
  make any changes or supplements which Protective may deem necessary or desirable which shall not adversely affect the interests of the holders of Right certificates, other than an acquiring person or an affiliate or associate of any such person.

        Any such action by the Board of Directors must have the concurrence of a majority of the continuing directors and the continuing directors must constitute a majority of directors then in office. However, the Rights Agreement may not be supplemented or amended to lengthen:

  •
  a time period relating to when the Rights may be redeemed or to modify the ability (or inability) of Protective's Board of Directors to redeem the Rights, in either case at such time as the Rights are not then redeemable; or

  •
  any other time period unless such lengthening is for a purpose of protecting, enhancing or clarifying the Rights of or the benefits to the holders of Rights, other than an acquiring person or an affiliate or associate of any such person.

        For purposes of the Rights Agreement, the term "continuing director" means any member of the Board of Directors of Protective who was a member of the Board prior to the Stock Acquisition Time, and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the continuing directors, but shall not include an acquiring person, or an affiliate or associate of an acquiring person, or any representative of the foregoing entities.

        The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Protective in a manner which causes the Rights to become exercisable unless the offer is conditioned on the Rights being redeemed. This potential dilution may have the effect of delaying, deferring or discouraging attempts to acquire control of Protective which are not approved by Protective's Board of Directors. However, the Rights should not interfere with any merger or other business combination approved by Protective's Board of Directors.

        The foregoing description of the Rights Agreement is qualified in its entirety by reference to the complete terms of the Rights as set forth in the Rights Agreement. The Rights Agreement is incorporated by reference as an exhibit to the registration statement which includes this prospectus. A copy of the Rights Agreement can be obtained as described under "Where You Can Find More Information."

Description of Junior Preferred Stock

        General.    In connection with the Rights Agreement, 400,000 shares of Junior Preferred Stock have been reserved and authorized for issuance by Protective's Board of Directors. No shares of Junior Preferred Stock are outstanding as of the date of this prospectus. The following statements with respect to the Junior Preferred Stock do not purport to be complete and are subject to the detailed provisions of the Protective's certificate of incorporation and the certificate of designation relating to the Junior Preferred Stock which are filed as exhibits to the registration statement which includes this prospectus.

        Ranking.    The Junior Preferred Stock shall rank junior to all other series of Protective's preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

        Dividends and Distributions.    Subject to the prior and superior rights of the holders of any share of any series of preferred stock ranking prior to and superior to the shares of Junior Preferred Stock with respect to dividends, the holders of shares of Junior Preferred Stock, in preference to the holders of common stock and of any other junior stock which may be outstanding, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, quarterly dividends payable in cash on the first day of January, April, July and October in each year commencing on the first quarterly dividend payment date after the first issuance of a share or fraction of a share of Junior Preferred Stock, in an amount per share, rounded to the nearest cent, equal to the greater of (1) $2.50 per share ($10.00 per annum) or (2) subject to adjustment upon certain dilutive events, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of common stock or a subdivision of the outstanding shares of common stock (by reclassification or otherwise), declared on the common stock, since the immediately preceding quarterly dividend payment date, or, with respect to the first quarterly dividend payment date, since the first issuance of any share or fraction of a share of Junior Preferred Stock.

        Protective shall declare a dividend or distribution on the Junior Preferred Stock immediately after it declares a dividend or distribution on the common stock (other than a dividend payable in shares of common stock); provided that, in the event no dividend or distribution shall have been declared on the common stock during the period between any quarterly dividend payment date and the next subsequent quarterly dividend payment date, a dividend of

$2.50 per share ($10.00 per annum) on the Junior Preferred Stock shall nevertheless be payable on such subsequent quarterly dividend payment date.

        Voting Rights.    The holders of shares of Junior Preferred Stock shall have the following voting rights:

  •
  subject to adjustment upon certain dilutive events, each share of Junior Preferred Stock shall entitle the holder thereof to 100 votes (and each one one-hundredth of a share of Junior Preferred Stock shall entitle the holder thereof to one vote) on all matters submitted to a vote of the stockholders of Protective;

  •
  except as otherwise provided by the certificate of designation, the certificate of incorporation, any other certificate of designation creating a series of preferred stock or any similar stock or by law, the holders of shares of Junior Preferred Stock and the holders of shares of common stock shall vote together as one class on all matters submitted to a vote of stockholders of Protective; and

  •
  except as provided in the certificate of designation or by applicable law, holders of Junior Preferred Stock shall have no special voting rights and their consent shall not be required for authorizing or taking any corporate action.

        Liquidation, Dissolution or Winding Up.    Upon any liquidation (voluntary or otherwise), dissolution or winding up of Protective, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock unless, prior thereto, the holders of shares of Junior Preferred Stock shall have received the higher of (1) $10 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (2) an aggregate amount per share, subject to adjustment upon certain dilutive events, equal to 100 times the aggregate amount to be distributed per share to holders of common stock; nor shall any distribution be made to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Junior Preferred Stock, except distributions made ratably on the Junior Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding-up.

        Consolidation, Merger, etc.    In case Protective shall enter into any consolidation, merger, combination or other transaction in which the shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, or otherwise changed, then in any such case, each share of Junior Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share (subject to adjustment upon certain dilutive events) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of common stock is changed or exchanged.

        Certain Restrictions.    Whenever quarterly dividends or other dividends or distributions payable on the Junior Preferred Stock are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Preferred Stock outstanding shall have been paid in full, Protective shall not:

  •
  declare or pay dividends, or make any other distributions on any shares or stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Junior Preferred Stock;

  •
  declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Junior Preferred Stock except dividends paid ratably on the Junior Preferred Stock, and all such parity stock on which the dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

  •
  redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Junior Preferred Stock, provided that Protective may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of Protective ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock; or

  •
  purchase or otherwise acquire for consideration any shares of Junior Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series or classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

        Protective shall not permit any subsidiary of Protective to purchase or otherwise acquire for consideration any shares of stock of Protective unless Protective could, in accordance with the foregoing restrictions, purchase or otherwise acquire such shares at such time and in such manner.

        Redemption.    The shares of Junior Preferred Stock are not redeemable.

Certain Limitations on Dividends and Other Payments

        Under the terms of the 8 1/4% Subordinated Debentures, Series B and the 6 1/2% Subordinated Debentures, Series C, Protective has the right to extend the interest payment period with respect to the Series A, B & C Debentures. During any such extended interest period, or at any time during which there is an uncured default or event of default (as defined in the subordinated indenture, see "Description of Debt Securities of Protective—Events of Default, Notice and Certain Rights on Default") under the Series A, B & C Debentures, Protective is prohibited from paying any dividends on, or redeeming, purchasing, acquiring or making a liquidation payment with respect to, any of its shares of capital stock or making any guarantee payments with respect to the foregoing, with certain limited exceptions.

DESCRIPTION OF PREFERRED SECURITIES OF THE PLC CAPITAL TRUSTS

General

        The declarations of trust of PLC Capital Trust III and PLC Capital Trust IV authorizes each trust to issue one series of preferred securities which will have the terms described in a prospectus supplement. The proceeds from the sale of each trust's preferred and common securities will be used by such trust to purchase a series of subordinated debt securities issued by Protective. The subordinated debt securities will be held in trust by the trust's institutional trustee for the benefit of the holders of such preferred and common securities. The declarations of trust have been qualified as indentures under the Trust Indenture Act. The institutional trustee for each trust, Wilmington Trust Company, an independent trustee, will act as indenture trustee for the preferred securities, to be issued by each trust, for the purposes of compliance with the provisions of the Trust Indenture Act. The preferred securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the declaration of trust or made part of the declaration of trust by the Trust Indenture Act. Such terms, rights and restrictions will mirror the terms of the subordinated debt securities held by the applicable trust and will be described in the applicable prospectus supplement. The prospectus supplement relating to the preferred securities of the applicable trust will provide specific terms, including:

  •
  the distinctive designation of such preferred securities;

  •
  the number of preferred securities issued by such trust;

  •
  the annual distribution rate (or method of determining such rate) for preferred securities issued by such trust and the date or dates upon which such distributions shall be payable; provided, however, that distributions on such preferred securities shall be payable on a quarterly basis to holders of such preferred securities as of a record date in each quarter during which such preferred securities are outstanding;

  •
  whether distributions on preferred securities issued by such trust shall be cumulative, and, in the case of preferred securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on preferred securities issued by such trust shall be cumulative;

  •
  the amount or amounts which shall be paid out of the assets of such trust to the holders of preferred securities of such trust upon voluntary or involuntary dissolution, winding-up or termination of such trust;

  •
  the obligation, if any, of such trust to purchase or redeem preferred securities issued by such trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which, preferred securities issued by such trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation (with such redemption price to be determined through negotiations among Protective and the underwriters based on, among other factors, redemption prices of securities similar to the preferred securities and market conditions generally);

  •
  the voting rights, if any, of preferred securities issued by such trust in addition to those required by law, including the number of votes per preferred security and any requirement for the approval by the holders of preferred securities, or of preferred securities issued by PLC Capital Trusts III or IV, or of both, as a condition to specified action or amendments to the declaration of trust of such trust;

  •
  the terms and conditions, if any, upon which Protective's subordinated debt securities may be distributed to holders of preferred securities;

  •
  if applicable, any securities exchange upon which the preferred securities shall be listed; and

  •
  any other relevant rights, preferences, privileges, limitations or restrictions of preferred securities issued by such trust not inconsistent with the declaration of trust of such trust or with applicable law.

        All preferred securities will be guaranteed by Protective to the extent set forth below under "Description of the Preferred Securities Guarantees." The guarantee of Protective, when taken together with Protective's obligations under its subordinated debt securities and the relevant supplemental indenture, and its obligations under each declaration of trust, including obligations to pay costs, expenses, debts and liabilities of the trust, other than with respect to preferred securities and common securities, would provide a full and unconditional guarantee of amounts due on preferred securities issued by the trusts. The prospectus supplement will describe any United States federal income tax considerations applicable to any offering of preferred securities.

        In connection with the issuance of preferred securities, each trust will issue one series of common securities. The declaration of each trust authorizes the regular trustees to issue on behalf of such trust one series of common securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the common securities issued by a trust will be substantially identical to the terms of the preferred securities issued by such trust and the common securities will rank equally, and payments will be made thereon pro rata, with the preferred securities. However, upon an event of default under the declaration of trust, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. Except in certain limited circumstances, the common securities will also carry the right to vote, and appoint, remove or replace any of the trustees of a trust. All of the common securities of each trust will be directly or indirectly owned by Protective.

Enforcement of Certain Rights by Holders of Preferred Securities

        If an event of default occurs, and is continuing, under the declaration of trust of PLC Capital Trust III or PLC Capital Trust IV, the holders of the preferred securities of that trust would typically rely on the institutional trustee to enforce its rights as a holder of the related subordinated debt securities of Protective against Protective. Additionally, those who together hold a majority of the liquidation amount of the trust's preferred securities will have the right to:

  •
  direct the time, method and place of conducting any proceeding for any remedy available to the institutional trustee; or

  •
  direct the exercise of any trust or power that the institutional trustee holds under the declaration of trust, including the right to direct the institutional trustee to exercise the remedies available to it as a holder of Protective's subordinated debt securities.

        If such a default occurs and the event is attributable to Protective's failure to pay interest or principal on the subordinated debt securities when due, including any payment on redemption, and this debt payment failure is continuing, a preferred securities holder of the trust may directly institute a proceeding for the enforcement of this payment. Such a proceeding will be limited, however, to enforcing the payment of this principal or interest only up to the value of the aggregate liquidation amount of the holder's preferred securities as determined after the due date specified in the applicable series of subordinated debt securities. Protective will be subrogated to the holder's rights under the applicable declaration of trust to the extent of any payment it makes to the holder in connection with such a direct action.

DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES

        Set forth below is a summary of information concerning the guarantees which will be executed and delivered by Protective for the benefit of the holders from time to time of preferred securities. Each guarantee will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company, an independent trustee, will act as indenture trustee under each guarantee for the purposes of compliance with the provisions of the Trust Indenture Act. The terms of each guarantee will be those set forth in such guarantee and those made part of such guarantee by the Trust Indenture Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of guarantee, which is filed as an exhibit to the registration statement which includes this prospectus, and the Trust Indenture Act. Each guarantee will be held by the trustee for the benefit of the holders of the preferred securities of the applicable trust.

General

        Pursuant to each guarantee, Protective will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the preferred securities issued by PLC Capital Trust III or IV, except to the extent paid by such trust, as and when due, regardless of any defense, right of set-off or counterclaim which such trust may have or assert:

  •
  any accrued and unpaid distributions which are required to be paid on such preferred securities, to the extent such trust shall have funds available;

  •
  the redemption price, and all accrued and unpaid distributions to the date of redemption (the "Redemption Price") to the extent such trust has funds available with respect to any preferred securities called for redemption by such trust; and

  •
  upon a voluntary or involuntary dissolution, winding-up or termination of such trust (other than in connection with the distribution of subordinated debt securities to the holders of preferred securities or the redemption of all of the preferred securities), the lesser of:

  (1)
  the aggregate of the liquidation amount and all accrued and unpaid distributions on such preferred securities to the date of payment, to the extent such trust has funds available; and

  (2)
  the amount of assets of such trust remaining available for distribution to holders of such preferred securities in liquidation of such trust.

        Protective's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by the company to the holders of preferred securities or by causing the applicable trust to pay such amounts to such holders.

        Each guarantee will be a guarantee with respect to the preferred securities issued by the applicable trust, but will not apply to any payment of distributions except to the extent such trust shall have funds available therefor. If Protective does not make interest payments on the subordinated debt securities purchased by a trust, such trust will not pay distributions on the preferred securities issued by such trust and will not have funds available therefor. The guarantee, when taken together with Protective's obligations under the subordinated debt securities, the subordinated indenture, and the declaration of trust will provide a full and unconditional guarantee on a subordinated basis by Protective of payments due on the Preferred Securities.

        Protective will also agree separately, through the guarantees of the common securities, to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the common securities to the same extent as the guarantees of the preferred securities. However, upon an event of default under the subordinated debt securities indenture, holders of preferred securities shall have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Certain Covenants of the Company

        In each guarantee, Protective will covenant that, so long as any preferred securities issued by the applicable trust remain outstanding, if any event that would constitute an event of default under such guarantee or the declaration of such trust has occurred, then:

  •
  Protective shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, other than:

  (1)
  purchases or acquisitions of shares of its common stock in connection with the satisfaction by Protective of its obligations under any employee benefit plans or the satisfaction by Protective of its obligation pursuant to any contract or security requiring it to purchase shares of its common stock;

  (2)
  as a result of a reclassification of its capital stock or the exchange or conversion of one class or series of Protective capital stock for another class or series of Protective capital stock;

  (3)
  the purchase of fractional interests in shares of Protective capital stock pursuant to an acquisition or the conversion or exchange provisions of such Protective capital stock or the security being converted or exchanged; and

  (4)
  redemptions or purchases pursuant to Protective's Rights Agreement, dated August 7, 1995, between Protective and The Bank of New York as Successor Rights Agent to AmSouth Bank as Rights Agent;

  •
  Protective shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by Protective which rank equally with or junior to the related subordinated debt securities of Protective; and

  •
  Protective shall not make any guarantee payments with respect to the foregoing, other than pursuant to a guarantee of preferred securities or common securities, or Protective's guarantees with respect to:

    (1)
    PLC Capital Trust's 8 1/4% Trust Originated Preferred Securities and Common Securities; and

    (2)
    PLC Capital Trust II's 6 1/2% Trust Originated Preferred Securities and Common Securities.

Modification of the Preferred Securities Guarantees; Assignment

        Except with respect to any changes which do not adversely affect the rights of holders of preferred securities, in which case no vote will be required, each guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding preferred securities issued by the applicable trust. All guarantees and agreements contained in a guarantee shall bind the successors, assigns, receivers, trustees and representatives of Protective and shall inure to the benefit of the holders of the preferred securities of the applicable trust then outstanding.

Termination

        Each guarantee will terminate as to the preferred securities issued by the applicable trust:

  •
  upon full payment of the redemption price of all preferred securities of such trust;

  •
  upon distribution of the subordinated debt securities held by such trust to the holders of the preferred securities of such trust; or

  •
  upon full payment of the amounts payable in accordance with the declaration of such trust upon liquidation of such trust.

Events of Default

        An event of default under a guarantee will occur upon the failure of Protective to perform any of its payment or other obligations thereunder.

        The holders of a majority in liquidation amount of the preferred securities to which such guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the trustee under such guarantee. If the trustee fails to enforce such guarantee, any holder of preferred securities to which such guarantee relates may institute a legal proceeding directly against Protective to enforce such holder's rights under such guarantee, without first instituting a legal proceeding against the relevant trust, the trustee or any other person or entity. Notwithstanding the foregoing, if Protective has failed to make a guarantee payment, a holder of preferred securities may directly institute a proceeding against Protective for enforcement of the guarantee for such payment. Protective waives any right or remedy to require that any action be brought first against such trust or any other person or entity before proceeding directly against Protective.

Status of the Preferred Securities Guarantees

        The guarantees will constitute unsecured obligations of Protective and will rank as follows:

  •
  subordinate and junior in right of payment to all present and future senior indebtedness, as such term is defined in Protective's subordinated indenture, see "Description of Debt Securities of Protective—Subordination under the Subordinated Indenture;"

  •
  equally with:

  (1)
  Protective's guarantees with respect to the common securities of PLC Capital Trusts III and IV;

  (2)
  subordinated debt securities, see "Description of Debt Securities—Subordination under the Subordinated Indenture;"

  (3)
  Protective's guarantee of PLC Capital Trust I's 8 1/4% Trust Originated Preferred Securities;

  (4)
  Protective's guarantee of PLC Capital Trust I's 8 1/4% Trust Originated Common Securities;

  (5)
  Protective's 8 1/4% Subordinated Debentures, due 2027, Series B;

  (6)
  Protective's guarantee of PLC Capital Trust II's 6 1/2% Trust Originated Preferred Securities;

    (7)
    Protective's guarantee of PLC Capital Trust II's 6 1/2% Trust Originated Common Securities;

    (8)
    Protective's 6 1/2% Subordinated Debentures, due February 11, 2003, Series C; and

    (9)
    any other liabilities or obligations that may have equal ranking by their terms; and

  •
  senior to Protective's common stock, the most senior preferred or preference stock now or hereafter issued by Protective and with any guarantee now or hereafter entered into by Protective in respect to any preferred or preference stock of any affiliate of Protective.

        The terms of the preferred securities provide that each holder of preferred securities issued by the applicable trust by acceptance thereof agrees to the subordination provisions and other terms of the guarantee relating thereto.

        The guarantees will constitute a guarantee of payment and not of collection; that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity.

Information Concerning the Preferred Guarantee Trustee

        The trustee, prior to the occurrence of a default with respect to a guarantee, undertakes to perform only such duties as are specifically set forth in such guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the trustee is under no obligation to exercise any of the powers vested in it by a guarantee at the request of any holder of preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby; but the foregoing shall not relieve the trustee, upon the occurrence of an event of default under such guarantee, from exercising the rights and powers vested in it by such guarantee.

Governing Law

        The guarantees will be governed by and construed in accordance with the internal laws of the State of New York.

EFFECT OF OBLIGATIONS UNDER THE SUBORDINATED DEBT SECURITIES
AND THE PREFERRED SECURITIES GUARANTEES

        As set forth in the declarations of trust, the sole purpose of PLC Capital Trusts III and IV is to issue the preferred securities and common securities evidencing undivided beneficial interests in the assets of each of the trusts, and to invest the proceeds from such issuance and sale in Protective's subordinated debt securities.

        As long as payments of interest and other payments are made when due on the subordinated debt securities held by the trusts, such payments will be sufficient to cover distributions and payments due on the preferred securities and common securities because of the following factors:

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  the aggregate principal amount of such subordinated debt securities will be equal to the sum of the aggregate stated liquidation amount of the preferred securities and common securities;

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  the interest rate and the interest and other payment dates on such subordinated debt securities will match the distribution rate and distribution and other payment dates for the preferred securities;

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  Protective shall pay, and the trusts shall not be obligated to pay, directly or indirectly, all costs, expenses, debt, and obligations of the trusts, other than with respect to the preferred securities and common securities; and

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  the declaration of trust of each trust further provides that the trustees shall not take or cause or permit the trust to, among other things, engage in any activity that is not consistent with the purposes of the applicable trust.

        Payments of distributions (to the extent funds therefore are available) and other payments due on the preferred securities (to the extent funds therefore are available) are guaranteed by Protective as and to the extent set forth under "Description of Preferred Securities Guarantees." If Protective does not make interest payments on the subordinated debt securities purchased by the applicable trust, it is expected that the applicable trust will not have sufficient funds to pay distributions on the preferred securities and the guarantee will not apply, since the guarantee covers the payment of distributions and other payments on the preferred securities only if and to the extent that Protective has made a payment of interest or principal on the subordinated debt securities held by the applicable trust as its sole asset. However, the guarantee, when taken together with Protective's obligations under the subordinated debt securities and the subordinated indenture and its obligations under the declaration of trust, including its obligations to pay costs, expenses, debts and liabilities of the trust, other than with respect to the preferred securities and common securities, provide a full and unconditional guarantee, on a subordinated basis, by Protective of amounts due on the preferred securities.

        If Protective fails to make interest or other payments on the subordinated debt securities when due, taking account of any extension period, the declarations of trust provide a mechanism whereby the holders of the preferred securities affected thereby, using the procedures described in any accompanying prospectus supplement, may direct the institutional trustee to enforce its rights under the subordinated debt securities. If a debt payment failure has occurred and is continuing, a holder of preferred securities may institute a direct action for payment after the respective due date specified in the subordinated debt securities. In connection with such direct action, Protective will be subrogated to the rights of such holder of preferred securities under the declaration of trust to the extent of any payment made by Protective to such holder of preferred securities in such direct action. Protective, under the guarantee, acknowledges that the guarantee trustee shall enforce the guarantee on behalf of the holders of the preferred securities. If Protective fails to make payments under the guarantee, the guarantee provides a mechanism whereby the holders of the preferred securities may direct the trustee to enforce its rights thereunder. Any holder of preferred securities may institute a legal proceeding directly against Protective to enforce the guarantee trustee's rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee, or any other person or entity.

        Protective and each of PLC Capital Trust III and IV believe that the above mechanisms and obligations, taken together, provide a full and unconditional guarantee by Protective on a subordinated basis of payments due on the preferred securities. See "Description of the Preferred Securities Guarantee—General."

DESCRIPTION OF STOCK PURCHASE CONTRACTS
AND STOCK PURCHASE UNITS

        Protective may issue stock purchase contracts, representing contracts obligating holders to purchase from Protective, and Protective to sell to the holders, a specified number of shares of Protective's common stock at a future date or dates. The price per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and debt securities of Protective or preferred securities of PLC Capital Trust III or IV or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the common stock under the purchase contracts. The stock purchase contracts may require Protective to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

        The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the stock purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such stock purchase contracts or stock purchase units.

PLAN OF DISTRIBUTION

        Protective may sell any of the debt securities, preferred stock, common stock, stock purchase contracts and stock purchase units and PLC Capital Trust III and IV may sell any of the preferred securities, being offered hereby in any one or more of the following ways from time to time:

  •
  through agents;

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  to or through underwriters;

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  through dealers; and

  •
  directly by Protective or the trusts, as the case may be, to purchasers.

        The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

        Agents designated by Protective or the trusts may solicit offers to purchase the securities from time to time. The prospectus supplement will name any such agent involved in the offer or sale of the securities and will set forth any commissions payable by Protective or the trusts to such agent. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

        If the securities are sold by means of an underwritten offering, Protective and/or the trusts will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached. A prospectus supplement will be used by the underwriters to make resales of the securities to the public and will set forth the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriter at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all such securities if any are purchased.

        If a dealer is utilized in the sale of the securities, Protective or the trusts, will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act of 1933, of the securities so offered and sold. The prospectus supplement will set forth the name of the dealer and the terms of the transaction.

        Protective or the trusts may directly solicit offers to purchase the securities and may sell such securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale thereof. The prospectus supplement will describe the terms of any such sales.

        Agents, underwriters and dealers may be entitled under relevant agreements with Protective and/or the trusts to indemnification by Protective and/or the trusts against certain liabilities, including liabilities under the Securities Act of 1933, or to any contribution with respect to payments which such agents, underwriters and dealers may be required to make.

        Each series of securities will be a new issue with no established trading market, other than the common stock which is listed on the New York Stock Exchange. Any common stock sold pursuant to a prospectus supplement will be listed on such exchange, subject to official notice of issuance. Protective may elect to list any series of debt securities, preferred stock, stock purchase contracts or stock purchase units and the trusts may elect to list any series of preferred securities, on an exchange, but neither Protective nor the trusts shall be obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the securities.

        Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for, Protective and its subsidiaries (including the trusts) in the ordinary course of business.

        The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for Protective or the trusts. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with Protective or the trusts and its compensation. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the securities remarketed thereby. Under agreements which may be entered into with Protective, Protective and/or the trusts may be required to provide indemnification or contribution to remarketing firms against certain civil liabilities, including liabilities under the Securities Act. Remarketing firms may also be customers of, engage in transactions with or perform services for Protective and its subsidiaries (including the trusts) in the ordinary course of business.

        If so indicated in the applicable prospectus supplement, Protective or the trusts, may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase the securities from Protective or the trusts, at the public offering prices set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date or dates. The applicable prospectus supplement will indicate the commission to be paid to underwriters, dealers and agents soliciting purchases of the Securities pursuant to contracts accepted by Protective.

LEGAL MATTERS

        Unless otherwise indicated in the applicable prospectus supplement, certain matters of Delaware law relating to the validity of the preferred securities of PLC Capital Trust III and PLC Capital Trust IV will be passed upon for Protective and the trusts by Richards, Layton & Finger, P.A., special Delaware counsel to Protective and the trusts, and the validity of any other securities offered hereby and of the preferred securities guarantee and the senior debt securities relating to any preferred securities of the trusts offered hereby will be passed upon for Protective and the trusts by Deborah J. Long, Senior Vice President and General Counsel for the Company. Ms. Long may rely upon Richards, Layton & Finger, P.A., special Delaware counsel to Protective and the trusts, as to all matters of Delaware law relating to any preferred securities.

EXPERTS

        The consolidated balance sheets of Protective as of December 31, 1998 and 1997 and the related consolidated statements of income, share-owners' equity and cash flows for each of the three years in the period ended December 31, 1998 and the related financial statement schedules which are incorporated by reference or included in Protective's Annual Report on Form 10-K for the year ended December 31, 1998 and which have been incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

        With respect to the unaudited interim financial information for Protective and subsidiaries for the three-month periods ended March 31, 1999 and 1998 incorporated by reference in this prospectus, the independent accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report incorporated by reference in the registration statement which includes this prospectus states that they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

4,000,000 Trust Preferred Securities
PLC Capital Trust IV

7.25% Trust Originated Preferred SecuritiesSM ("TOPrSSM")
(Liquidation Amount $25 Per Preferred Security)

Fully And Unconditionally Guaranteed, As Described Herein, By
Protective Life Corporation

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.
A.G. Edwards & Sons, Inc.
Morgan Stanley
Wachovia Securities
Morgan Keegan & Company, Inc.
SunTrust Robinson Humphrey

September 20, 2002

SM "Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co.

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